As filed with the Securities and Exchange Commission on January 10, 2024
Registration No. 333-275892

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RARE ELEMENT RESOURCES LTD.
(Exact name of registrant as specified in its charter)
British Columbia	1090	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
P.O. Box 271049
Littleton, Colorado 80127
(720) 278-2460
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Brent D. Berg
President and Chief Executive Officer
P.O. Box 271049
Littleton, Colorado 80127
(720) 278-2460
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:
Brian Boonstra, Esq.
Edward Shaoul, Esq.
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
(303) 892-7348

From time to time after the effective date of this registration statement as determined by market conditions
(Approximate date of commencement of proposed sale to the public)
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale of these securities is not permitted.
Subject to Completion, Dated January 10, 2024
PRELIMINARY PROSPECTUS
Subscription Rights to Purchase an Aggregate of up to 298,106,831 Common
Shares of Rare Element Resources Ltd.
Up to 298,106,831 Common Shares of Rare Element Resources Ltd.
Issuable Upon the Exercise of Subscription Rights
Rare Element Resources Ltd. (the “Company,” “we,” “us,” or “our”) is distributing at no charge to the holders of our common shares, without par value, non-transferable subscription rights to purchase our common shares at a subscription price of $0.12 per share. Each holder will receive one and four-tenth (or 1.4) subscription rights for each of our common shares owned by such holder at the close of business on December 15, 2023. Each whole subscription right will entitle its holder to purchase one of our common shares at the subscription price.
The purpose of this rights offering is to raise equity capital for the Company that allows current equity holders to participate. The net proceeds will be used to progress the Company’s business strategy to support commercialization and fund activities to support the advancement of the Bear Lodge REE Project (as defined herein), which includes funding the operation of a rare earth processing and separation demonstration plant for a period of time that is expected to be sufficient to provide the information to support a commercialization decision, acquiring real property, updating the mineral resource model and technical reports, and advancing permitting, environmental support, and basic engineering, as well as for other general corporate purposes. Please see “Use of Proceeds” for a further explanation of our intended use of proceeds from this rights offering. If we sell all the common shares being offered in this rights offering, we will receive gross proceeds of approximately $35.8 million.
The subscription rights issued pursuant to this rights offering will be granted and exercisable beginning on or about [•], 2024. The subscription rights will expire and will have no value if they are not exercised prior to 5:00 p.m., Eastern Time, on [•], 2024, the expected expiration date of this rights offering. We, in our sole discretion, may extend the period for exercising the subscription rights until a date no later than [•], 2024. We reserve the right to cancel the rights offering at any time before the expiration of the rights offering, for any reason. In the event the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or deduction. Computershare Investor Services Inc. will serve as the subscription agent in the rights offering.
You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering and review carefully the contents of this prospectus prior to exercising such rights. Except in the event we make a fundamental change to the terms and conditions of the rights offering, all exercises of subscription rights are irrevocable once they are exercised and shall continue to be irrevocable in the event that the rights offering is extended. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Holders who do not participate in the rights offering will continue to own the same number of shares. Holders who do not subscribe for the greatest number of shares permitted in the rights offering will own a smaller percentage of the total common shares outstanding if and to the extent other holders fully exercise their basic subscription and oversubscription privileges. Subscription rights that are not exercised by 5:00 p.m., Eastern Time, on the expiration date will expire and have no value. The subscription rights may not be sold or transferred.
Synchron, the majority shareholder of the Company, has advised the Company that it intends to participate in the rights offering, but Synchron has not entered into any written or verbal agreement or other arrangement with the Company to do so, nor has Synchron indicated the circumstances under which it would participate in the rights offering. In the Company’s December 2021 rights offering, participation by Synchron and holders other than Synchron was approximately 62% and 38%, respectively. Depending on the extent to which Synchron and holders other than Synchron exercise their subscription rights in this rights offering, Synchron’s ownership percentage in our outstanding common shares could be anywhere between approximately 23% and approximately 81% upon completion of the rights offering. See “Risk Factors — Depending on the extent to which Synchron and holders other than Synchron exercise their subscription rights, Synchron may hold more than 55% of our outstanding common shares after the rights offering . . . .”
Our common shares are quoted on the OTCQB Venture Marketplace under the symbol “REEMF,” and the common shares issued pursuant to this rights offering will also be quoted on the OTCQB Venture Marketplace under the same symbol. On January 9, 2024, the last reported sale price of our common shares was $0.28 per share.
If you exercise your basic subscription privilege in full, you may also exercise an oversubscription privilege to purchase additional common shares that remain unsubscribed for at the expiration of the rights offering, subject to availability and pro rata allocation of shares among persons exercising the oversubscription privilege. We will not issue fractional common shares in the rights offering. To the extent that the number of subscription rights that are distributed to you on the record date is not a whole number, the common shares issuable upon exercise of the basic subscription or oversubscription privilege will be rounded down to the nearest whole share for purposes of determining the number of our common shares for which you may subscribe.
Investing in our common shares involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 19 of this prospectus before you decide whether to exercise your rights.
Neither the Securities and Exchange Commission nor any state securities or foreign commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                 , 2024.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). This prospectus describes the specific details regarding the sale of common shares issuable upon exercise of the rights granted in this rights offering, including the price, the aggregate number of common shares that may be purchased by exercise of the rights and the risks of investing in our common shares. This prospectus and the documents incorporated by reference herein include important information about us, the subscription rights, our common shares and other information you should know before exercising your subscription rights. This prospectus does not contain all of the information provided in the registration statement. For further information about us or the securities offered by this prospectus, you should refer to the registration statement, including the exhibits filed with the registration statement and the information incorporated by reference into the registration statement, which you can obtain from the SEC as described below under the heading “Where You Can Find More Information.”
You should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any information different from that contained in this prospectus. We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, and any information incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case regardless of the time of delivery of this prospectus or any exercise of the subscription rights. Our business, financial condition, results of operations, and prospects may have changed since that date. To understand this rights offering fully and for a more complete description of this rights offering, you should read this entire document carefully, including particularly the “Risk Factors” section of this prospectus.
As used in this prospectus, the “Company,” “we,” “our,” and “us” refer to Rare Element Resources Ltd., unless stated otherwise or the context requires otherwise.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and forward-looking information and forward-looking statements within the meaning of applicable Canadian securities laws, with respect to our financial condition, results of operations, business prospects, plans, objectives, goals, strategies, future events, capital expenditures, and exploration and development efforts. Words such as “anticipates,” “expects,” “intends,” “forecasts,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and similar expressions (including negative and grammatical variations) tend to identify forward-looking statements.
Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus.
Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, intentions, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect,” “is expected,” “anticipates” or “does not anticipate,” “plans,” “estimates” or “intends,” or stating that certain actions, events or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. These forward-looking statements relate to, among other things:
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our business, prospects, and our overall strategy;

•
planned or estimated expenses and capital expenditures, including the Demonstration Plant’s (as defined below) expected costs of construction, operations, decommissioning, and the sources of funds to pay for such costs;

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availability of liquidity and capital resources;

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our ability to obtain financing or other funding sources to complete the Demonstration Plant project and progress other initiatives;

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progress in developing our Demonstration Plant, the timing of that progress, and prospects for completing, commissioning, operating, and decommissioning the Demonstration Plant;

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our Demonstration Plant team’s ability to receive the full amount of funding from the Department of Energy (“DoE”) through the remainder of the Demonstration Plant project;

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our ability to receive the full amount of funding from the Wyoming Energy Authority (the “WEA”) grant for the Demonstration Plant;

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our ability to complete and operate the Demonstration Plant to meet project objectives within the approved budget, and the timing for operating the Demonstration Plant;

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our ability to progress the Demonstration Plant through the remaining DoE go/no-go decision points;

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the source, quality, costs, and timing of securing materials, equipment, supplies, and resources, including human resources, for the construction and operation of the Demonstration Plant;

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the plans for our projects or other interests, operations, or rights;

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plans and strategies during and following the completion of operations of the Demonstration Plant, including the potential for further operation of the Demonstration Plant to meet additional objectives;

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plans and strategies relating to the advancement of the Bear Lodge rare earth elements project (the “Bear Lodge REE Project”);

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the narrowed focus or suspension of our near-term operational and permitting activities;

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our ability to resume suspended operational and permitting activities successfully;

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the ability and timing to complete a future feasibility study on the Bear Lodge REE Project; and

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government regulations, including our ability to obtain, and the timing of, necessary governmental permits, licenses, and approvals.

Forward-looking statements are based on our current expectations and assumptions that are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, risks associated with:
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our history of losses and numerous uncertainties that could affect the profitability or feasibility of our Bear Lodge REE Project and strategy;

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our lack of production from our mineral properties;

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our proprietary, patented and patent-pending, rare earth recovery and separation technology encountering infringement, unforeseen problems, or unexpected costs in development, deployment or scaling up to commercial application;

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mineral resource estimation;

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our ability or willingness to exercise our right to purchase certain non-mineral lands for waste rock storage and processing operations and the ability to acquire another location if necessary;

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establishing adequate distribution or sales channels to place our future suite of products;

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technological advancements, substitutes, and the establishment of new uses and markets for rare earth products;

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any shortage of equipment and supplies;

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title to our properties or mining claims;

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insurance for our operations that could become unavailable, unaffordable or commercially unreasonable or exclude from coverage certain risks to our business;

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our land reclamation and remediation requirements;

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costs associated with any unforeseen litigation;

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our common shares continuing not to pay dividends;

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the significant influence of our majority shareholder, Synchron, on our major corporate decisions;

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our ability to protect our intellectual property rights;

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the ability of our Demonstration Plant to successfully operate and produce information that would support a decision by the Company to proceed with plans for a potential commercial-scale production facility;

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the uncertain nature of supply and demand and their effect on prices for rare earth products;

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technological advancements, substitutes, and the establishment of new uses and markets for rare earth products;

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development risks, operational hazards, and regulatory approvals;

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our reliance on the skill and expertise of third-party service providers;

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the ability of third-party service providers to meet their contractual obligations, including those caused by supply chain disruptions and the effects those disruptions could have on our timelines and costs;

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changes in legislation and regulations relating to the mining and rare earth industries, including environmental laws and regulations that impose material compliance costs, obligations, and liabilities;

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our ability to resume our currently suspended federal and state licensing and permitting efforts for the Bear Lodge REE Project in a timely and cost-effective manner, or at all;

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difficulty in obtaining necessary governmental permits, licenses, and approvals for our Demonstration Plant, Bear Lodge REE Project, and other projects;

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governmental interventions in the mining and rare earth industries, including increases in barriers to domestic production and international trade;

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uncertainties regarding our ability to maintain sufficient liquidity and attract sufficient capital resources to implement our projects and strategies;

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our ability to attract and retain key personnel;

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our executive officers, directors and consultants being engaged in other businesses;

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the impact of inflation affecting our business, including the costs and ability to complete the Demonstration Plant construction, operations and decommissioning, and on the Bear Lodge REE Project;

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impact of external financial factors, including the security of our bank and investment account deposits;

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risks and uncertainties inherent in estimates of future operating results;

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changes in competitive factors, including the development or expansion of other projects that are competitive with ours;

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our ability to maintain relationships and meet our obligations with significant investors or attract future investors or strategic partners;

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our ability to complete planned financings and other transactions;

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our ability to obtain additional financial resources on acceptable terms or at all, in order to (i) develop and maintain our assets, (ii) progress and finalize our planned Demonstration Plant, (iii) conduct our strategic plans, including our Bear Lodge REE Project’s activities and (iv) maintain our general and administrative expenditures at appropriate levels;

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the results of future feasibility studies, if any, with respect to the planned Demonstration Plant and the Bear Lodge REE Project;

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risks related to pandemics, epidemics, or other disease outbreaks, including the impact of COVID-19 on supply chains and the resulting disease containment measures implemented by various governments;

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risks relating to the availability and costs of goods and services we need to achieve our plans and goals resulting from military conflicts or wars such as in Russia/Ukraine and the Middle East;

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information technology system disruptions, damage or failures, or cyber-attacks;

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risks and uncertainties associated with litigation matters and opposition to our plans and operations by third parties;

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share price volatility;

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whether we deregister our common shares under the Exchange Act and/or list our common shares on another securities exchange;

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the impact of foreign and domestic government actions impacting the pricing for or supply of rare earth products, including changes in the actual or perceived supply and demand for rare earths due to foreign government export controls;

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the OTCQB Venture Marketplace standards and the “penny stock” rules and the impact on trading volume and liquidity due to our stock trading on the OTCQB Venture Marketplace;

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the potential liquidation or sale of part or all of the Company’s assets and the possible loss by investors of part or all of their investment;

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volatile mineral markets, including fluctuations in demand for, and prices of, rare earth products, including the potential impact of the Chinese-dominated rare earth market; and

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other factors, many of which are beyond our control.

This list is not exhaustive of the factors that might affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the “Risk Factors” sections of this prospectus and our filings with the SEC incorporated by reference in this prospectus. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that could cause results not to be as anticipated, estimated or intended. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Except as required by law, we disclaim any obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. We qualify all of the forward-looking statements contained or incorporated by reference in this prospectus by the foregoing cautionary statements.

PROSPECTUS SUMMARY
The following summary provides an overview of certain information about us and this rights offering and may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus and the documents we incorporate by reference. You should read this entire prospectus and the documents that we incorporate by reference carefully before making a decision about whether to invest in our securities.
Our Business
The Company is the 100%-holder of the Bear Lodge REE Project located near the town of Sundance in northeast Wyoming. The Bear Lodge REE Project consists of several large, disseminated rare earth elements (“REE”) deposits that comprise one of the highest-grade REE deposits identified in North America. In addition to neodymium-praseodymium (Nd/Pr), the Bear Lodge REE Project has a favorable distribution of a number of other critical REE. We also hold a 100% interest in the Sundance gold project (the “Sundance Gold Project”) that is adjacent to the Bear Lodge REE Project. Given our longstanding focus on the Bear Lodge REE Project and the current interest in REE, the advancement of the Sundance Gold Project has been on hold since 2011 and will likely remain so for the foreseeable future.
In our development efforts for the Bear Lodge REE Project, we have done extensive laboratory bench-scale and pilot plant testing on metallurgical processes to recover saleable rare earth products and have been granted two patents on our metallurgical processing innovations. Among them, we have pilot tested and received patent protection on a rare earth separation technique that modifies conventional solvent extraction methods for rare earth separation and is expected to be more cost efficient and environmentally sound, involving minimal waste effluents discharged from the process.
We are currently focused on the advancement of a rare earth processing and separation demonstration-scale plant (the “Demonstration Plant”) project. In January 2021, a consortium of companies, of which the Company is a part, received notice from the DoE that the consortium had been selected for negotiation of a potential financial award for the engineering, construction and operation of a rare earth separation and processing Demonstration Plant. The consortium of companies is led by General Atomics, an affiliate of Synchron, our majority shareholder, and includes certain of General Atomics’ affiliates, and LNV, an Ardurra Group, Inc. company, as engineering and construction subcontractor. A formal proposal was submitted by the consortium in response to a published Funding Opportunity Announcement in mid-2020 for the construction and operation of a rare earth separation and processing demonstration plant utilizing proprietary technology to produce commercial-grade products. The DoE finalized the award, and an agreement was executed by the DoE’s grants/agreement officer on September 27, 2021, with an effective date of October 1, 2021. The Company, as a subrecipient of the award, along with the other consortium members, commenced work on the planning and design of the Demonstration Plant project in November 2021, with the Company’s contractual arrangement with General Atomics finalized in December 2021. The DoE funding is in the amount of $21.9 million and represents approximately one-half of the originally estimated costs for the Demonstration Plant.
During the first quarter of 2016, we placed the Bear Lodge REE Project under care-and-maintenance, and all permitting and licensing activities were suspended at that time. Based on current permitting and licensing timetables and other factors, we anticipate that we could receive all permits and licenses for the Bear Lodge REE Project approximately 18 to 30 months after resuming permitting and licensing efforts, which efforts are dependent upon our Demonstration Plant’s operating results.
Once the decision to resume the Bear Lodge REE Project development activities is made, our plan is to advance engineering in preparation for the feasibility study, including an evaluation of a potential modular approach to development beginning with a smaller initial production facility utilizing high-grade material which could then be scaled up. Our ability to begin construction activities on the Bear Lodge REE Project will be subject to various factors, including (i) the availability of adequate capital, (ii) positive results from the Demonstration Plant’s operations, (iii) an affirmative feasibility study, (iv) securing off-take agreements with customers at adequate prices, (v) obtaining necessary permits and licenses, and (vi) approval from our board of directors.

The Bear Lodge REE Project deposit is located near excellent mining infrastructure, including good road access and power lines within two kilometers of the property. The Bear Lodge REE Project site is 100 kilometers east of Gillette, Wyoming, a major infrastructure, support, and logistics center for coal mines in the Powder River Basin that should provide for ready access to the required production supplies and materials as well as skilled labor. Additionally, the deposit is situated only 64 kilometers from the nearest railhead at Upton, Wyoming, where the Demonstration Plant and the proposed hydrometallurgical plant are planned to be sited, allowing access to major distribution channels via the adjacent railhead as well as convenient access to utilities and other infrastructure.
The Company was incorporated under the laws of the Province of British Columbia, Canada on June 3, 1999 as Spartacus Capital Inc. We are currently governed under the Business Corporations Act (British Columbia). Our executive office address is P.O. Box 271049, Littleton, Colorado 80127. The telephone number for our executive office is (720) 278-2460. We maintain a corporate website at www.rareelementresources.com. Our website and any materials thereon are not incorporated by reference in, and are not a part of, this prospectus.
Originally organized as a “capital pool” company whose activities were focused on the identification and completion of a qualifying transaction as required by the rules of the TSX Venture Exchange, we transitioned to a “venture company” on July 25, 2003, coincident with (1) the completion of a reverse takeover acquisition of Rare Element Holdings Ltd. (the qualifying transaction), (2) a name change of “Spartacus Capital Inc.” to “Rare Element Resources Ltd.,” and (3) the completion of a private placement. The Company’s main assets include its proprietary rare earth processing and separation technology and its 100% interest in a group of unpatented mining claims and repurchase rights to adjacent private property, together known as the Bear Lodge Property, owned through its wholly owned subsidiary, Rare Element Resources, Inc., a Wyoming corporation.
We have one direct wholly owned subsidiary, Rare Element Resources, Inc., incorporated in 1997 in the state of Wyoming, USA, formerly known as Paso Rico (USA), Inc.
Our common shares are quoted on the OTCQB Venture Marketplace under the symbol “REEMF.”
Recent Developments
Our primary focus has been and continues to be the engineering, permitting, licensing, construction, and operation of the Demonstration Plant at the planned location in Upton, Wyoming. If successful, this Demonstration Plant will show that our propriety extraction technology is able to process and separate certain REE from sample materials extracted from our Bear Lodge REE Project in a more efficient and economical manner than traditional processing methods and will serve as a precursor to inform the design and estimated cost for a future commercial-scale production facility.
During 2023, we, along with the other consortium members, continued our work on the Demonstration Plant, and this work is expected to continue through the project’s expected completion date in 2025. In December 2022, the Demonstration Plant achieved its final engineering design milestone marking the completion of the DoE’s first go/no-go decision point. The completion of this milestone was a gating event for the DoE’s continued funding of the project as provided for in the 2021 award grant. Future gating milestones include the expected DoE confirmation of continued funding through the next project phase in the fourth quarter of 2023. The completion of the Demonstration Plant’s construction will follow thereafter. Operations to process and separate the REE from the stockpiled sample are expected to follow the completion of the Demonstration Plant’s construction for an additional eight-to-ten-month period.
In June 2023, we entered into the Funding Agreement for our previously announced award of a $4.4 million grant from the WEA to be used toward the advancement of the Demonstration Plant. This award, along with the funds remaining from our December 2021 rights offering, is being used to fund our 50% share of the Demonstration Plant’s originally budgeted cost of approximately $43.8 million with the other 50% of the funding coming from the DoE. Through September 30, 2023, we had paid a total of $13.7 million toward our share of the expected cost of the Demonstration Plant.
During 2023, the consortium led by General Atomics (an affiliate of Synchron) has seen increases in the Demonstration Plant project costs, including expected final equipment costs, due to, among other factors, inflation. Accordingly, the project team has commenced discussions with the DoE and other government agencies regarding further cost-sharing opportunities to offset the increase in the anticipated project budget and further project objectives. At this time, we have sufficient funding to complete construction of the Demonstration Plant; however, even with the completion of the December 2021 rights offering and expected receipt of the WEA grant monies, we may not have sufficient funds to operate the Demonstration Plant for a sufficient period to obtain the information to support a commercialization decision. Further, we do not have sufficient funds to progress other activities, including with respect to (i) any potential funds for continuation of the Demonstration Plant’s operation to achieve further objectives beyond the current program objectives; and (ii) funds for any feasibility studies, permitting, licensing, development, and construction related to the Bear Lodge REE Project. Therefore, the achievement of these activities will be dependent upon the receipt of additional funds, including through this rights offering.
Whereas the net proceeds from the December 2021 rights offering and the financial award from the DoE largely covered costs of the permitting, licensing, engineering and construction of the Demonstration Plant, the net proceeds for this rights offering will be used to fund, among the other activities noted above, the operation of the Demonstration Plant for a period of time that is expected to be sufficient to provide the information to support a commercialization decision. The common shares issued upon exercise of subscription rights in respect of the December 2021 rights offering were registered pursuant to the Company’s prospectus supplement dated November 12, 2021 and the accompanying prospectus dated May 19, 2021 that are part of the Company’s shelf registration statement on Form S-3 (File No. 333-255920).
The Rights Offering
The following summary describes the principal terms of the rights offering, but it is not intended to be a complete description of the offering. Please see “The Rights Offering” beginning on page 25 of this prospectus for a more detailed description of the terms and conditions of the distribution of rights and the offering of our common shares.
Subscription Rights:
We will grant to each holder of record of our common shares at the close of business on December 15, 2023, the record date for this rights offering, at no charge, one and four-tenths (or 1.4) non-transferable subscription rights for each of our common shares owned by such holder on the record date. The subscription rights will be evidenced by non-transferable subscription rights certificates. As of the record date, there were 212,933,451 common shares outstanding. Each whole subscription right shall consist of (i) a basic subscription privilege to purchase one common share at a subscription price of $0.12 per share and (ii) if the basic subscription privilege is exercised in full by a holder thereof, an oversubscription privilege to subscribe for an unlimited number of whole common shares at the subscription price that are not purchased by other holders, subject to (i) a maximum of 298,106,831 shares and (ii) the allocation among all holders properly exercising the oversubscription privilege, as described below.
If and to the extent that our shareholders exercise their subscription rights in full to purchase our common shares, we will issue 298,106,831 shares and receive gross proceeds of approximately $35.8 million in the rights offering. In that case, we will have approximately 511,075,282 common shares outstanding after the rights offering.

Basic Subscription Privilege:	Each whole subscription right entitles the holder to purchase one of our common shares for $0.12 per share, the subscription price, which shall be paid in cash. After 5:00 p.m., Eastern Time, on the expiration date, the subscription rights will expire and have no value. We will not issue subscription rights to acquire fractional shares.
Oversubscription Privilege:	If you fully exercise your basic subscription privilege and other holders of subscription rights do not fully exercise their basic subscription privileges,

the oversubscription privilege entitles you to purchase additional common shares that remain unsubscribed for at the expiration of the rights offering, subject to availability and pro rata allocation of shares among shareholders exercising the oversubscription privilege, at the same subscription price per share. If an insufficient number of shares are available to fully satisfy all oversubscription privilege exercises by holders thereof, the available shares will be distributed proportionately among shareholders who exercised their oversubscription privileges based on the number of shares each shareholder subscribed for under its basic subscription privilege. The subscription agent will return any excess payments by mail without interest or deduction as soon as practicable after the expiration of the subscription period. To the extent that the number of subscription rights that are distributed to you on the record date is not a whole number, the common shares issuable upon exercise of the basic subscription or oversubscription privilege will be rounded down to the nearest whole share for purposes of determining the number of our common shares for which you may subscribe.
Subscription Price:	$0.12 per share, which shall be paid in cash. In order to be effective, any payment related to the exercise of a right must clear prior to the expiration of the rights offering.
Record Date:	December 15, 2023.
Expiration Date:	5:00 p.m., Eastern Time, on [•], 2024, subject to extension until a date no later than [•], 2024 or earlier termination. Except in the event we make a fundamental change to the terms and conditions of the rights offering, subscription rights shall be irrevocable once they are exercised and shall continue to be irrevocable in the event the rights offering is extended.
Participation of Directors, Officers and Significant Shareholder:	All holders of our common shares as of the record date for the rights offering will receive, at no charge, the non-transferable subscription rights to purchase our common shares as described in this prospectus. To the extent that our directors and officers held our common shares as of the record date, they will receive the subscription rights and, while they are under no obligation to do so, will be entitled to participate in the rights offering. Synchron, the majority shareholder of the Company, has advised the Company that it intends to participate in the rights offering, but Synchron has not entered into any written or verbal agreement or other arrangement with the Company to do so, nor has Synchron indicated the circumstances under which it would participate in the rights offering. In the Company’s December 2021 rights offering, participation by Synchron and holders other than Synchron was approximately 62% and 38%, respectively. Depending on the extent to which Synchron and holders other than Synchron exercise their subscription rights in this rights offering, Synchron’s ownership percentage in our outstanding common shares could be anywhere between approximately 23% and approximately 81% upon completion of the rights offering. See “Risk Factors — Depending on the extent to which Synchron and holders other than Synchron exercise their subscription rights, Synchron may hold more than 55% of our outstanding common shares after the rights offering . . . .”
Non-Transferability of Rights:	The subscription rights are not transferable.
No Revocation:	Except in the event we make a fundamental change to the terms and conditions of the rights offering, once you submit the form of rights certificate to exercise any subscription rights, you may not revoke, change or cancel your exercise or request a refund of monies paid. Except in the event we make a fundamental change to the terms and conditions of the rights offering, all exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional common shares at a subscription price of $0.12 per share.
Amendment, Extension and Termination:	We may extend the expiration date at any time after the record date until a date no late rthan [•], 2024. Except in the event we make a fundamental change to the terms and conditions of the rights offering, subscription rights shall be irrevocable once they are exercised and shall continue to be irrevocable in the event that the rights offering is extended. We may also amend or modify the terms of the rights offering at any time prior to 5:00 p.m., Eastern Time, on the expiration date, including if we extend the rights offering. We also reserve the right to terminate the rights offering at any time prior to 5:00 p.m., Eastern Time, on the expiration date for any reason. In the event the rights offering is terminated, then the subscription agent will return all subscription funds without interest or deduction to those persons who exercised their subscription rights.
Fundamental Changes:	If we make any fundamental change to the terms of the rights offering after the date of effectiveness of this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included and offer subscribers the opportunity to cancel their subscriptions. In such event, if you have subscribed to purchase shares in the rights offering and request a refund, we will issue the refund to you and recirculate an amended prospectus after the post-effective amendment is declared effective with the SEC. If we extend the expiration date of the rights offering period in connection with any post-effective amendment, we will allow holders of rights a reasonable period of additional time to make new investment decisions on the basis of the new information set forth in the amended prospectus that will form a part of the post-effective amendment registration statement. In such event, we will issue a press release announcing the changes to the rights offering and the new expiration date. See the section in this prospectus under the caption “The Rights Offering — Expiration of the Rights Offering and Amendments, Extensions and Termination.”
Procedure for Exercising Rights:
If you are a record holder of our common shares and you wish to exercise your subscription rights, you must complete the rights certificate and deliver it to the subscription agent, Computershare Investor Services Inc., together with full payment for all the subscription rights you elect to exercise under your basic subscription privilege and oversubscription privilege prior to the expiration of the rights offering. You may deliver such subscription documents and payments by mail or commercial carrier. If you use the mail, we recommend that you use insured, registered mail, return receipt requested.
If you hold our common shares in “street name” through a broker, custodian bank or other nominee, you will not receive an actual subscription rights certificate. We will ask your broker, custodian bank or other nominees to notify you of the rights offering. As described in this prospectus, you must instruct your broker, dealer, custodian bank or other nominee whether or not to exercise rights on your behalf. You should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form” or such other appropriate documents as are provided by your broker, custodian bank or other nominee. You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe that you are entitled to participate in the rights offering but you have not received this form.
Payment Adjustments:	If you send a payment that is insufficient to purchase the number of shares requested, or if the number of shares requested is not specified in the rights certificate, the payment received will be applied to exercise your subscription rights to the extent of the payment. If the payment exceeds the amount necessary for the full exercise of your subscription rights, including any oversubscription privilege exercised and permitted, the subscription agent will return to you the excess funds without interest or a deduction therefrom.
How Foreign Shareholders Can Exercise Rights:	The subscription agent will not mail this prospectus or the rights certificates to you if you are a shareholder whose address is outside the United States or Canada or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 5:00 p.m., Eastern Time, at least five business days prior to the expiration date, and establish to the satisfaction of the subscription agent that you are permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value. Please see “The Rights Offering — Foreign Shareholders.”
Possible Restrictions on Exercise by Shareholders Residing in Certain States:	We will not issue shares to any shareholder who is required to obtain prior clearance or approval from, or submit a notice to, any state or federal regulatory authority to acquire, own or control such shares if we determine that, as of the expiration date of the rights offering, such clearance or approval has not been satisfactorily obtained and any applicable waiting period has not expired.
Material United States Federal Income Tax Consequences:	A U.S. holder of our common shares likely will not recognize income, gain, or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. For a detailed discussion, please see “Material United States Federal Income Tax Consequences.” You should consult your tax advisor as to the particular consequences to you of the rights offering.
Issuance of Our Common Shares:	If you purchase shares through the rights offering, we will issue the underlying shares to you as soon as practicable after the completion of the rights offering.
No Recommendations to Rights Holders:	An investment in our common shares must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” section of this prospectus. Neither we nor our board of directors is making any recommendation regarding whether you should exercise your subscription rights.
Use of Proceeds:	The net proceeds will be used to progress the Company’s business strategy to support commercialization and fund activities to support the advancement of the Bear Lodge REE Project, which includes funding the operation of the Demonstration Plant for a period of time that is expected to be sufficient to provide the information to support a commercialization decision, acquiring real property, updating the mineral resource model and technical reports, and advancing permitting, environmental support, and basic engineering, as well as for other general corporate purposes. Please see “Use of Proceeds” for a further explanation of our intended use of proceeds from this rights offering.
Subscription Agent:	Computershare Investor Services Inc. will serve as the subscription agent in the rights offering.
Risk Factors:	Before investing in our common shares, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 19 of this prospectus and all other information appearing elsewhere and incorporated by reference in this prospectus.
Trading of Common Shares:	Our common shares are quoted on the OTCQB Venture Marketplace under the symbol “REEMF,” and the shares to be issued in connection with this rights offering will also be quoted on the OTCQB Venture Marketplace under the same symbol.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING
The following are what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein and therein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our common shares, and our business.
What is a rights offering?
A rights offering is an opportunity for you to purchase additional common shares at a fixed price and in an amount at least proportional to your existing interest in the Company, enabling you to maintain or possibly increase your current percentage ownership of the Company.
Why are we engaging in a rights offering and how will we use the proceeds from the rights offering?
The purpose of the rights offering is to raise equity capital for the Company that allows all shareholders to participate. The net proceeds will be used to progress the Company’s business strategy to support commercialization and fund activities to support the advancement of the Bear Lodge REE Project, which includes funding the operation of the Demonstration Plant for a period of time that is expected to be sufficient to provide the information to support a commercialization decision, acquiring real property, updating the mineral resource model and technical reports, and advancing permitting, environmental support, and basic engineering, as well as for other general corporate purposes. Please see “Use of Proceeds.”
Am I required to exercise all of the subscription rights I receive in the rights offering?
No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the oversubscription privilege.
What is the basic subscription privilege?
Each whole subscription right evidences a right to purchase one of our common shares at a subscription price of $0.12 per share. You will receive one and four-tenth (or 1.4) subscription rights for each of our common shares that you own at the close of business on December 15, 2023.
In order to properly exercise your basic subscription privilege, you must deliver the subscription payment and a properly completed rights certificate, or if you hold your rights through a broker, dealer, custodian bank or other nominee, complete and return to your record holder the form entitled “Beneficial Owner Election Form” or such other appropriate documents as are provided by your record holder related to your basic subscription privilege prior to the expiration of the rights offering. If you hold your common shares in street name through a broker, custodian bank, dealer or other nominee who uses the services of the Depository Trust Company, or “DTC,” then DTC will issue to your nominee the number of subscription rights to which you are entitled for each of our common shares that you own on the record date.
What is the oversubscription privilege?
The oversubscription privilege provides shareholders that exercise their basic subscription privilege in full the opportunity to purchase the shares that are not purchased by other shareholders. If you fully exercise your basic subscription privilege and other holders of subscription rights do not fully exercise their basic subscription privileges, the oversubscription privilege entitles you to purchase additional common shares that remain unsubscribed for at the expiration of the rights offering, subject to availability and pro rata allocation of shares among shareholders exercising the oversubscription privilege, at the same subscription price per share. If an insufficient number of shares are available to fully satisfy all oversubscription privilege requests, the available shares will be distributed proportionately among rights holders who exercise their oversubscription privilege based on the number of shares each rights holder subscribed for under the basic subscription privilege. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.
In order to properly exercise your oversubscription privilege, you must deliver the subscription payment related to your oversubscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares that you purchase pursuant to your oversubscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of our common shares available to you under the oversubscription privilege, assuming that no shareholder other than you has purchased any of our common shares pursuant to his, her or its basic subscription privilege and oversubscription privilege. Please see “The Rights Offering — The Subscription Rights — Oversubscription Privilege.”
Who will receive subscription rights?
Holders of our common shares will receive one and four-tenth (or 1.4) non-transferable subscription rights for each of our common shares owned at the close of business on December 15, 2023, the record date.
How many shares may I purchase if I exercise my subscription rights?
You will receive one and four-tenth (or 1.4) non-transferable subscription rights for each of our common shares that you own at the close of business on December 15, 2023, the record date. Each whole subscription right consists of (i) a basic subscription privilege to purchase one common share at a subscription price of $0.12 per share and (ii) if you exercise the basic subscription privilege in full, an oversubscription privilege to subscribe for an unlimited number of whole common shares at the subscription price that are not purchased by other holders, subject to (i) a maximum of 298,106,831 shares and (ii) the allocation among all holders properly exercising the oversubscription privilege. You may exercise any number of your subscription rights.
Why are we conducting the rights offering?
We are conducting the rights offering to raise equity capital to progress the Company’s business strategy to support commercialization and fund activities to support the advancement of the Bear Lodge REE Project, which includes funding the operation of the Demonstration Plant for a period of time that is expected to be sufficient to provide the information to support a commercialization decision, acquiring real property, updating the mineral resource model and technical reports, and advancing permitting, environmental support, and basic engineering, as well as for other general corporate purposes.
Were any required waivers obtained in connection with approval of the rights offering?
Yes. The Company is a party to an investment agreement, dated October 2, 2017, with Synchron (the “Investment Agreement”) that places significant restrictions on the ability of the Company to issue shares of its capital stock. The Investment Agreement provides that absent a waiver approved by our board of directors with the concurrence of a majority of Synchron’s designees on the board, we may not authorize the issuance of additional shares of capital stock without the approval of the holders of a majority of our common shares then outstanding. Without the concurrence with such waiver by the majority of Synchron’s designees on our board, the Company would have needed the approval of the holders of the majority of the common shares outstanding to approve the rights offering. In accordance with the Investment Agreement, the Company obtained a waiver approved by the board of directors with the concurrence of a majority of Synchron’s designees on the board. The waiver was obtained at a meeting of our board of directors, documented in resolutions of the board, and limited in scope to the proposed rights offering.
How was the $0.12 per share subscription price determined?
In determining the subscription price, our board of directors considered a number of factors, including the likelihood of obtaining (and the likely cost of) capital from other sources, the restrictions under the Investment Agreement on our ability to issue shares, the price at which our shareholders might be willing to participate in the rights offering, the likelihood of achieving a high level of shareholder participation in the offering, the historical and current trading prices of our common shares, the discount to market value represented by the subscription price in the Company’s December 2021 rights offering, our need for liquidity and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies.
The matters considered by our board of directors and a special committee thereof included discussions with Synchron, the majority shareholder of the Company, as to a subscription price at which Synchron might participate in the rights offering, although Synchron has not entered into any written or verbal agreement or other arrangement with the Company in respect of such participation. As noted above, the Investment Agreement places significant restrictions on the ability of the Company to issue shares of its capital stock. The Investment Agreement provides that absent a waiver approved by our board of directors with the concurrence of a majority of Synchron’s designees on the board, we may not authorize the issuance of additional shares of capital stock without the approval of the holders of a majority of our common shares then outstanding. In connection with the consideration of a rights offering by our board of directors, the concurrence with such waiver by the majority of Synchron’s designees on the board was conditioned upon the terms of the proposed rights offering being as set forth in this prospectus, including with respect to the subscription price. Without the concurrence with such waiver by the majority of Synchron’s designees on our board, the Company would have needed the approval of the holders of the majority of the common shares outstanding to approve the rights offering.
After consideration of all of these factors, the subscription price was established at a price of $0.12 per share. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common shares to be offered in the rights offering. We cannot give any assurance that our common shares will trade at or above the subscription price in any given time period.
What will happen if I choose not to exercise my subscription rights?
If you choose not to exercise your subscription rights, you will retain your current number of our common shares. Shareholders who do not exercise in full their subscription rights granted in the rights offering will own a smaller percentage of the total shares outstanding if and to the extent other shareholders fully exercise their basic subscription and oversubscription privileges. Your subscription rights will expire and have no value if they are not exercised prior to 5:00 p.m., Eastern Time, on [•], 2024, the expected expiration date of this rights offering.
Does the Company need to achieve a certain participation level in order to complete the rights offering?
No. We may choose to consummate, amend, extend or terminate the rights offering regardless of the number of subscription rights exercised by holders.
Can the Company terminate the rights offering?
Yes. Our board of directors may decide to terminate the rights offering at any time prior to the expiration of the rights offering, for any reason. In such event, all subscription payments received in connection with the rights offering will be returned promptly, without interest or deduction, to those persons who exercised their subscription rights. Please see “Risk Factors — Because we may terminate the offering at any time prior to the expiration of the rights offering, your participation in the rights offering is not assured” and “The Rights Offering — Expiration of the Rights Offering and Amendments, Extensions and Termination.”
May I transfer my subscription rights if I do not want to purchase any shares?
No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights.

When will the rights offering expire?
The subscription rights will expire and have no value, if not exercised prior thereto, at 5:00 p.m., Eastern Time, on [•], 2024, unless we decide to extend the rights offering expiration date until a date no later than [•], 2024. Please see “The Rights Offering — Expiration of the Rights Offering and Amendments, Extensions and Termination.” The subscription agent must actually receive all required documents and payments before the expiration date.
How do I exercise my subscription rights? What forms and payments are required to purchase common shares?
If you are a holder of record of our common shares, you may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together in full with the subscription price for each of our common shares that you subscribe for, to the subscription agent prior to 5:00 p.m., Eastern Time, on the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you hold our common shares through a broker, custodian bank or other nominee, please see “The Rights Offering — Beneficial Owners.”
What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?
If you hold your common shares in the name of a broker, dealer, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form” or such other appropriate documents as are provided by your broker, custodian bank or other nominee. You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe that you are entitled to participate in the rights offering but you have not received this form.
What should I do if I want to participate in the rights offering, but I am a shareholder with a foreign address or a shareholder with an Army Post Office or Fleet Post Office address?
The subscription agent will not mail rights certificates to you if you are a shareholder whose address is outside the United States or Canada or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent prior to 5:00 p.m., Eastern Time, at least five business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.
Will I be charged a sales commission or a fee if I exercise my subscription rights?
We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.
Are there any conditions to my right to exercise my subscription rights?
The exercise of your subscription rights is not subject to the satisfaction of any conditions. However, we reserve the right to amend, extend, cancel, terminate or otherwise modify the rights offering at any time before completion of the rights offering for any reason. Please see “The Rights Offering — Conditions to and Cancellation of the Rights Offering.” Moreover, we will not be required to issue to you our common shares pursuant to this rights offering if, in our opinion, we or you are required to obtain prior clearance or approval from any state or federal or foreign regulatory authorities to own or control the shares and if, at the time this rights offering expires, we or you have not obtained this clearance or approval.
Will fractional common shares be issued in the rights offering?
No. We will not issue fractional common shares in the rights offering. To the extent that the number of subscription rights that are distributed to you on the record date is not a whole number, the common shares issuable upon exercise of the basic subscription or oversubscription privilege will be rounded down to the nearest whole share for purposes of determining the number of our common shares for which you may subscribe.
Has the board of directors made a recommendation regarding the rights offering?
Our board of directors is not making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering, after considering all of the information herein, including the “Risk Factors” sections set forth in this prospectus and any documents incorporated by reference herein, and of your best interests.
Will our directors and officers or any significant shareholder participate in the rights offering?
All holders of our common shares as of the record date for the rights offering will receive, at no charge, the non-transferable subscription rights to purchase our common shares as described in this prospectus. To the extent that our directors and officers held our common shares as of the record date, they will receive the subscription rights and, while they are under no obligation to do so, will be entitled to participate in the rights offering. Synchron, the majority shareholder of the Company, has advised the Company that it intends to participate in the rights offering, but Synchron has not entered into any written or verbal agreement or other arrangement with the Company to do so, nor has Synchron indicated the circumstances under which it would participate in the rights offering. In the Company’s December 2021 rights offering, participation by Synchron and holders other than Synchron was approximately 62% and 38%, respectively. Depending on the extent to which Synchron and holders other than Synchron exercise their subscription rights in this rights offering, Synchron’s ownership percentage in our outstanding common shares could be anywhere between approximately 23% and approximately 81% upon completion of the rights offering. See “Risk Factors — Depending on the extent to which Synchron and holders other than Synchron exercise their subscription rights, Synchron may hold more than 55% of our outstanding common shares after the rights offering . . . .”
Is exercising my subscription rights risky?
Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of our common shares and should be considered as carefully as you would consider any other equity investment. You should consult your own legal counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of our securities. Among other things, you should carefully consider the risks described in the section entitled “Risk Factors” in this prospectus beginning on page 19.
How many common shares will be outstanding after the rights offering?
The number of shares that we will issue in the offering will depend upon the number of shareholders that exercise their basic subscription and oversubscription privileges, and the extent to which they exercise their respective privileges. If all of the shares are sold in the rights offering, we will issue approximately 298,106,831 common shares. In that case, we will have approximately 511,075,282 common shares outstanding after the rights offering. This would represent an estimated increase of approximately 140% in the number of our currently outstanding common shares.
What will be the proceeds of the rights offering?
If we sell all the common shares being offered in this rights offering, we will receive gross proceeds of approximately $35.8 million.
After I exercise my rights, can I change my mind and change or cancel my purchase?
No. Except in the event we make a fundamental change to the terms and conditions of the rights offering, once you exercise and send in your subscription rights certificate and payment, you cannot revoke, change or cancel the exercise of your subscription rights, even if you later learn information about the Company that you consider to be unfavorable and even if the market price of our common shares falls below the $0.12 per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional common shares at a price of $0.12 per share. Please see “The Rights Offering — No Revocation or Change.”
What are the material U.S. federal income tax consequences of exercising my subscription rights?
A U.S. holder of our common shares likely will not recognize income, gain, or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. For a detailed discussion, please see “Material United States Federal Income Tax Consequences.” You should consult your tax advisor as to the particular consequences to you of the rights offering.
If the rights offering is not completed, will my subscription payment be refunded to me?
Yes. If the rights offering is not completed, for any reason, any money received from subscribing shareholders will be refunded promptly, without interest or deduction.
If I exercise my subscription rights, when will I receive the common shares I purchased in the rights offering?
We will issue certificates representing your common shares, or credit your account at your broker, custodian bank or other nominee with your common shares, electronically in registered, book-entry form only on our records or on the records of our transfer agent, Computershare Trust Company of Canada, that you purchased pursuant to your basic subscription and oversubscription privileges as soon as practicable after the rights offering has expired and all proration calculations, reductions, and additions contemplated by the terms of the rights offering have been effected.
To whom should I send my forms and payment?
If your shares are held in the name of a broker, custodian bank or other nominee, then you should send your subscription documents, rights certificate and payment to that record holder. If you are the record holder of your shares, then you should send your subscription documents, rights certificate and payment by hand delivery, overnight courier service or first-class mail to Computershare Investor Services Inc., the subscription agent. The address for delivery to the subscription agent is as follows:
By Hand or Overnight Courier:
Computershare Investor Services Inc.
Attn: Corporate Actions
100 University Avenue, 8th Floor
Toronto, Ontario M5J 2Y1
Phone Number (domestic): 1-800-564-6253
By Mail:
Computershare Investor Services Inc.
Attn: Corporate Actions
P.O. Box 7021
31 Adelaide Street East
Toronto, Ontario M5C 3H2
Phone Number (domestic): 1-800-564-6253
Your delivery other than in the manner or to the address listed above will not constitute valid delivery.
What if I have other questions?
If you have other questions about the rights offering, shareholders may contact the Corporate Secretary of the Company by telephone at (720) 278-2460 or by e-mail at info@rareelementresources.com. In addition, shareholders may contact the subscription agent by telephone at 1-800-564-6253 (toll-free) or (514) 982-7555 (international direct dial) or by e-mail at corporateactions@computershare.com.
FOR A MORE COMPLETE DESCRIPTION OF THE RIGHTS OFFERING, PLEASE SEE THE SECTION OF THIS PROSPECTUS CAPTIONED “THE RIGHTS OFFERING.”

RISK FACTORS
Prospective investors should carefully consider the following risk factors, together with the other information contained in this prospectus and the documents incorporated by reference herein, in evaluating the Company and its business before purchasing our securities. In particular, prospective investors should note that this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and that actual results could differ materially from those contemplated by such statements. The factors listed below and in the documents incorporated by reference herein represent certain important factors which we believe could cause such results to differ. These factors are not intended to represent a complete list of the general or specific risks that may affect us. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect us to a greater extent than indicated.
Risks Relating to this Rights Offering
Depending on the extent to which Synchron and holders other than Synchron exercise their subscription rights, Synchron may hold more than 55% of our outstanding common shares after the rights offering, and as a result you may have reduced liquidity for your common shares. This is the case whether or not you exercise your subscription rights because you have no control over the exercise of subscription rights by other holders.
Synchron, which held approximately 55% of our common shares outstanding as of November 30, 2023, has advised the Company that it intends to participate in the rights offering, but Synchron has not entered into any written or verbal agreement or other arrangement with the Company to do so, nor has Synchron indicated the circumstances under which it would participate in the rights offering. Depending on the extent to which Synchron and holders other than Synchron exercise their subscription rights, after giving effect to this rights offering, Synchron’s ownership percentage in our outstanding common shares could be anywhere between approximately 23% and approximately 81% upon completion of the rights offering. Participation in the Company’s December 2021 rights offering by Synchron and holders other than Synchron was approximately 62% and 38%, respectively, resulting in Synchron’s ownership increasing from approximately 48% before the rights offering to approximately 55% after the rights offering. If Synchron declines to participate in the rights offering, but all other shareholders exercise their subscription privileges in full, then Synchron’s ownership percentage would be reduced to approximately 23% after the rights offering. However, if Synchron exercises its basic subscription and oversubscription privileges in full but no other shareholder exercises its subscription privileges, then Synchron’s ownership percentage would be increased to approximately 81% after the rights offering. If Synchron and holders other than Synchron participate in the rights offering at levels similar to those in the Company’s December 2021 rights offering (i.e., by purchasing approximately 62% and 38%, respectively, of the common shares issued in the rights offering, assuming it is fully subscribed), then Synchron’s ownership percentage would be increased to approximately 71% after the rights offering. We believe Synchron will hold greater than 55% of our common shares after the rights offering. As a holder of greater than 50% of our common shares, Synchron is able to exercise control over all matters requiring shareholder approval, including the election of directors, mergers, consolidations and acquisitions, the sale of all or substantially all of our assets and other decisions affecting our capital structure, the amendment of our certificate of incorporation and articles, and our winding up and dissolution. If Synchron’s ownership percentage increases as a result of the proposed rights offering, then Synchron’s control over the foregoing matters would be further reinforced. Your interests as a holder of common shares may differ from the interests of Synchron.
A substantial number of our shares will be available for future sale, which could depress the market price of our common shares.
As of December 31, 2023, there were 212,968,451 common shares outstanding. Upon exercise of all subscription rights offered hereunder, 511,075,282 common shares would be outstanding. In addition, as of November 30, 2023, there were outstanding options to purchase an aggregate 4,800,000 common shares.
We will require additional capital resources to progress with the feasibility studies, licensing, permitting, development and construction related to the Bear Lodge REE Project, for which we may seek to enter into strategic agreements, joint ventures or similar agreements or we may sell additional equity or debt in public or private transactions. Such transactions may include private offerings, underwritten or “best efforts”

offerings to the public or additional rights offerings to current shareholders. Sales of large amounts of our common shares in the market could adversely affect the market price of our common shares. All of these events could have a material adverse impact on the market price of our common shares and could impair our future ability to raise capital through offerings of our securities at a time and price that we deem appropriate.
The subscription price determined for the rights offering is not an indication of the fair value of our common shares.
The subscription price in the rights offering is equal to $0.12, which is significantly lower than the $0.39 closing price of our common shares on December 4, 2023, immediately preceding our December 5, 2023 announcement of the Company’s intent to launch a rights offering at the subscription price. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing the Company. You should not consider the subscription price an indication of the value of the Company or our common shares. You should not assume or expect that, after the rights offering, our common shares will trade at or above the subscription price. We can give no assurance that our common shares will trade at or above the subscription price in any given time period.
You may not revoke your subscription exercise, even if the rights offering is extended, and your purchase of shares in the rights offering may be at a price higher than the market price.
Except in the event we make a fundamental change to the terms and conditions of the rights offering, once you exercise your subscription rights, you may not revoke the exercise. If we decide to extend the duration of the rights offering, you still may not revoke the exercise of your subscription rights. The public trading market price of our common shares may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the market price of our common shares falls below the subscription price, then you will have committed to buy common shares in the rights offering at a price that is higher than the market price. Moreover, we cannot assure you that you will ever be able to sell common shares that you purchased in the rights offering at a price equal to or greater than the subscription price. Until certificates are delivered or your account at your broker, custodian bank or other nominee is credited upon expiration of the rights offering, you may not be able to sell the common shares that you purchase in the rights offering. We will issue certificates representing our common shares, or credit your account at your broker, custodian bank or other nominee with our common shares, electronically in registered, book-entry form only on our records or on the records of our transfer agent, Computershare Trust Company of Canada, that you purchased pursuant to your basic subscription and oversubscription privileges as soon as practicable after the rights offering has expired and all proration calculations, reductions, and additions contemplated by the terms of the rights offering have been effected.
Because we do not have formal commitments from any of our shareholders to participate in the rights offering and because no minimum subscription is required, we cannot assure you of the amount of proceeds, if any, that we will receive from the rights offering.
We do not have formal commitments from any of our shareholders to participate in the rights offering and no minimum subscription is required for consummation of the rights offering. Synchron, the majority shareholder of the Company, has advised the Company that it intends to participate in the rights offering, but Synchron has not entered into any written or verbal agreement or other arrangement with the Company to do so, nor has Synchron indicated the circumstances under which it would participate in the rights offering. We cannot assure you that any of our shareholders will exercise all or any part of their subscription rights, and as a result, we cannot assure you of the amount of proceeds that we will receive in the rights offering. Therefore, if you exercise all or any portion of your subscription rights, but other shareholders do not, we may not raise the desired amount of capital in this rights offering, the market price of our common shares could be adversely impacted and we may find it necessary to pursue alternative means of financing, which may be dilutive to your investment.
Because we may terminate the offering at any time prior to 5:00 p.m., Eastern Time, on the expiration date, your participation in the rights offering is not assured.
We do not intend, but have the right, to terminate the offering at any time prior to 5:00 p.m., Eastern Time, on the expiration date. If we determine to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any money received from subscribing shareholders promptly, without interest or deduction.
You will need to act promptly and carefully follow the subscription instructions, or your exercise of subscription rights will be rejected.
Shareholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., Eastern Time, on [•], 2024, the expected expiration date. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., Eastern Time, on the expiration of the subscription period. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date. If you fail to complete and sign the required subscription forms, or you send an incorrect payment amount, or your payment does not clear, or you otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering prior to 5:00 p.m., Eastern Time, on the expiration date, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.
You will not receive interest on subscription funds, including any funds ultimately returned to you.
You will not earn any interest on your subscription funds while they are being held by the subscription agent pending the closing of this rights offering. In addition, if we cancel the rights offering or if you exercise your oversubscription privilege and are not allocated all of the common shares for which you oversubscribe, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest or deduction, any subscription payments to you.
You may not receive all of the shares you subscribe for pursuant to the oversubscription privilege.
If an insufficient number of shares are available to fully satisfy all oversubscription privilege requests, the available shares will be distributed proportionately among shareholders who exercised their oversubscription privileges based on the number of shares each shareholder subscribed for under its basic subscription privilege.
We may amend or modify the terms of the rights offering at any time before the expiration of the rights offering that could adversely affect your investment.
Our board of directors reserves the right to amend or modify the terms of the rights offering. The amendments or modifications may be made for any reason. If we make any fundamental change to the terms of the rights offering after the date of effectiveness of this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included and offer subscribers the opportunity to cancel their subscriptions. In such event, we will issue subscription refunds to each shareholder subscribing to purchase shares in the rights offering and recirculate an amended prospectus after the post-effective amendment is declared effective with the SEC. If we extend the expiration date of the rights offering period in connection with any post-effective amendment, we will allow holders of rights a reasonable period of additional time to make new investment decisions on the basis of the new information set forth in the prospectus that will form a part of the post-effective amendment. In such event, we will issue a press release announcing the changes to the rights offering and the new expiration date. Even if an amendment does not rise to the level that is fundamental and would thus require us to offer to return your subscription payment, the amendment may nonetheless adversely affect your rights and any prospective return on your investment.

You may not be able to resell any of our common shares that you purchase pursuant to the exercise of subscription rights until you or your broker, dealer, custodian bank or other nominee receives the shares or be able to sell your shares at a price equal to or greater than the subscription price.
If you exercise your subscription rights, you may not be able to resell the underlying common shares until you or your broker, dealer, custodian bank or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a holder of the common shares that you purchased in this rights offering until we issue the shares to you. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common shares at a price equal to or greater than the subscription price.
If you do not fully exercise your subscription right, your interest in us will be substantially diluted if and to the extent other shareholders fully exercise their basic subscription and oversubscription privileges. In addition, if you do not exercise your subscription rights in full and the subscription price is less than the fair value of our common shares, then you would experience an immediate dilution of the aggregate fair value of your shares, which could be substantial.
If you do not choose to fully exercise your subscription rights, your percentage ownership interest in us will decrease if and to the extent other shareholders fully exercise their basic subscription and oversubscription privileges. If you do not exercise your subscription rights at all, your percentage ownership in us could decrease substantially if and to the extent other shareholders fully exercise their basic subscription and oversubscription privileges. In addition, if you do not exercise your subscription rights in full and the subscription price is less than the fair value of our common shares, you would experience immediate dilution of the value of your shares relative to what your value would have been had our common shares been issued at fair value. This dilution could be substantial.
Future sales of our common shares by our insiders may cause our share price to decline.
A portion of our outstanding shares are held by directors and executive officers. Resales of a substantial number of shares of our shares by these shareholders, announcements of the proposed resale of substantial amounts of our shares, or the perception that substantial resales may be made by such shareholders could adversely impact the market price of our shares. Actual or potential sales by these insiders may adversely impact the market price of our shares.
The receipt of subscription rights may be treated as a taxable distribution to U.S. holders of our common shares.
We believe that the distribution of the subscription rights in this rights offering should, for U.S. federal income tax purposes, be a non-taxable distribution to U.S. holders of our common shares under Section 305(a) of the Internal Revenue Code of 1986, as amended, or the Code. However, this position is not binding on the Internal Revenue Service, or the courts. If the rights offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Code, the receipt of subscription rights by a U.S. holder of our common shares may be treated as the receipt of a taxable distribution equal to the fair market value of the subscription rights. For a detailed discussion, please see “Material United States Federal Income Tax Consequences.” Each U.S. holder of our common shares is urged to consult his, her or its own tax advisor with respect to the tax consequences of the rights offering.
Our net operating losses may be limited for United States federal income tax purposes as a result of the rights offering.
Section 382 of the Code imposes a limitation on a corporation’s use of net operating loss (“NOL”) carryforwards for United States federal income tax purposes if the corporation has undergone an “ownership change.” Depending on a number of circumstances, including the extent to which the subscription rights are exercised out of proportion to our existing common share ownership, the exercise of subscription rights pursuant to the rights offering, when combined with certain other shifts in ownership of our common shares involving one or more “5% shareholders” during the “testing period” (generally the three years preceding the testing date), may create an ownership change in us for purposes of Section 382 and therefore result in an annual limitation on the use of our NOL carryforwards. Because we have taken a full valuation allowance for our deferred tax assets on our financial statements, an ownership change would not have an immediate impact on our reported earnings for financial accounting purposes but may cause significant limitation on our use of the NOL carryforwards in future years to offset our taxable income.

USE OF PROCEEDS
If we sell all the common shares being offered in this rights offering, we expect the total gross proceeds to be approximately $35.8 million and net proceeds, after deducting estimated fees and expenses, to be approximately $35.4 million.
The net proceeds will be used to progress the Company’s business strategy to support commercialization and fund activities to support the advancement of the Bear Lodge REE Project, which includes funding the operation of the Demonstration Plant for a period of time that is expected to be sufficient to provide the information to support a commercialization decision, acquiring real property, updating the mineral resource model and technical reports, and advancing permitting, environmental support, and basic engineering, as well as for other general corporate purposes. Pending the application of the net proceeds from this rights offering, we intend to invest such proceeds in short-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.
We will bear all of the expenses of this rights offering, and such expenses will be paid out of our general funds.
The Company intends to spend the net proceeds from the rights offering as stated below, assuming that different amounts of gross proceeds are raised in the offering. The Company will reallocate funds only for sound business reasons.
	Percentage of Maximum Gross Proceeds Raised in Rights Offering
$ in thousands	15%	50%	75%	100%
Gross proceeds	$5,366	$17,886	$26,830	$35,773
Estimated fees and expenses	400	400	400	400
Net proceeds	$4,966	$17,486	$26,430	$35,373
Intended use of net proceeds, listed in order of priority:
Advancement of the Bear Lodge REE Project
Operation of the Demonstration Plant(1)	1,766	9,280	11,300	11,300
Other Bear Lodge advancement activities(1)	—	2,006	6,130	12,873
Bear Lodge holding costs and general corporate expenses	3,200	6,200	9,000	11,200

(1)
In order to fund the advancement of the Bear Lodge REE Project, including the operation of the Demonstration Plant for a period of time that is expected to be sufficient to provide the information to support a commercialization decision, the rights offering would need to raise net proceeds of approximately $35.4 million. In the event the net proceeds of the rights offering are less than approximately $35.4 million, or approximately 100% of the maximum size of the rights offering, the Company would need to seek additional funding to progress the stated objectives. There is no assurance that the Company will be able to raise additional funds on a timely basis or at all.

THE RIGHTS OFFERING
The Subscription Rights
We are distributing to holders of our common shares at the close of business on the record date, which is December 15, 2023, at no charge, one and four-tenth (or 1.4) non-transferable subscription rights for each of our common shares owned by such holders as of the record date. Each whole subscription right shall consist of (i) a basic subscription privilege to purchase one common share at a subscription price of $0.12 per share and (ii) if the basic subscription privilege is exercised in full by a holder thereof, an oversubscription privilege to subscribe for an unlimited number of whole common shares at the subscription price that are not purchased by other holders, subject to (i) a maximum of 298,106,831 shares and (ii) the allocation among all holders properly exercising the oversubscription privilege. As of December 31, 2023, there were 212,968,451 common shares outstanding.
Basic Subscription Privilege
The subscription rights are evidenced by non-transferable rights certificates. Each whole subscription right entitles the holder to purchase one of our common shares upon delivery of the required subscription documents and payment of the subscription price of $0.12 per share prior to 5:00 p.m., Eastern Time, on the expiration of the rights offering. You may exercise all or a portion of your basic subscription privilege or you may choose not to exercise your rights. However, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares pursuant to your oversubscription privilege. In order to properly exercise your basic subscription privilege, you must deliver the subscription payment and a properly completed rights certificate, or if you hold your rights through a broker, dealer, custodian bank or other nominee, complete and return to your record holder the form entitled “Beneficial Owner Election Form” or such other appropriate documents as are provided by your record holder.
We will not issue fractional common shares in the rights offering. Any excess subscription payment received by the subscription agent will be returned, without interest or deduction, as soon as practicable after the expiration of the subscription period. We will deliver certificates representing our common shares or credit your account at your broker, custodian bank or other nominee with our common shares, electronically in registered, book-entry form, purchased with the basic subscription privilege as soon as practicable.
Oversubscription Privilege
If you exercise your basic subscription privilege in full, you may also exercise an oversubscription privilege to purchase additional common shares that are not purchased by other rights holders pursuant to their basic subscription privileges, at the same subscription price of $0.12 per share. You are entitled to exercise your oversubscription privilege only if you exercise your basic subscription privilege in full.
In order to properly exercise your oversubscription privilege, you must deliver the subscription payment and a properly completed rights certificate, or if you hold your rights through a broker, dealer, custodian bank or other nominee, complete and return to your record holder the form entitled “Beneficial Owner Election Form” or such other appropriate documents as are provided by your record holder. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares that you purchase pursuant to your oversubscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of our common shares available to you under the oversubscription privilege, assuming that no shareholder other than you has purchased any our common shares pursuant to his, her or its basic subscription privilege and oversubscription privilege.
We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your oversubscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the oversubscription privilege if the rights offering is subscribed in full, and we will only honor an oversubscription privilege to the extent sufficient common shares are available following the exercise of subscription rights under the basic subscription privilege.

If an insufficient number of shares is available to fully satisfy all oversubscription privilege requests, the available shares will be distributed proportionately among shareholders who exercised their oversubscription privileges based on the number of shares each shareholder subscribed for under its basic subscription privilege. If the holders of subscription rights properly exercise their oversubscription privilege for an aggregate amount of shares that is less than or equal to the number of unsubscribed shares, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the oversubscription privilege. Each holder that exercises its basic subscription privilege in full may subscribe for a number of additional common shares equal to the lesser of (1) the number of shares subscribed for by the holder under the oversubscription privilege and (2) the number calculated in accordance with the following formula: x(y/z), where x = the aggregate number of common shares available through unexercised rights after giving effect to the basic subscription privilege; y = the number of rights exercised by the holder under the basic subscription privilege; and z = the aggregate number of rights exercised under the basic subscription privilege by holders of the rights that have subscribed for common shares under the oversubscription privilege. To the extent that the number of subscription rights that are distributed to you on the record date is not a whole number, the common shares issuable upon exercise of the basic subscription or oversubscription privilege will be rounded down to the nearest whole share for purposes of determining the number of our common shares for which you may subscribe. The subscription agent will return any excess payments without interest or deduction promptly after the expiration of the rights offering.
As soon as practicable after the expiration date, the subscription agent will determine the number of common shares that you may purchase pursuant to the oversubscription privilege. We will issue certificates representing your common shares, or credit your account at your broker, custodian bank or other nominee with your common shares, electronically in registered, book-entry form only on our records or on the records of our transfer agent, Computershare Trust Company of Canada, that you purchased pursuant to your basic subscription and oversubscription privileges as soon as practicable after the rights offering has expired and all proration calculations, reductions, and additions contemplated by the terms of the rights offering have been effected. If you request and pay for more shares than are allocated to you, the subscription agent will return any excess payments by mail, without interest or deduction as soon as practicable after the expiration of the subscription period. In connection with the exercise of the oversubscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of common shares requested through the oversubscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.
Missing or Incomplete Subscription Information
If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If we do not apply your full subscription payment to your purchase of our common shares, the subscription agent will return any excess subscription payment received without interest or deduction, as soon as practicable after the expiration of the subscription period.
Expiration of the Rights Offering and Amendments, Extensions and Termination
You may exercise your subscription rights at any time prior to 5:00 p.m., Eastern Time, on [•], 2024, the expected expiration date for the rights offering, subject to extension until a date no later than [•], 2024. If you do not exercise your subscription rights before the expiration date of the rights offering, your subscription rights will expire and will have no value. We will not be required to issue our common shares to you if the subscription agent receives your rights certificate or payment, after the expiration date, regardless of when you sent the rights certificate and payment. We may choose to extend the rights offering at any time after the record date. If we elect to extend the expiration date of the rights offering, terminate the rights offering prior to 5:00 p.m., Eastern Time, on the expiration date or amend or modify the terms of the rights offering, we will issue a press release announcing such extension, termination or amendment or modification.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering. The amendments or modifications may be made for any reason. If we make any fundamental change to the terms of the rights offering after the date of effectiveness of this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included and offer subscribers the opportunity to cancel their subscriptions. In such event, we will issue subscription refunds to each shareholder subscribing to purchase shares in the rights offering and recirculate an amended prospectus after the post-effective amendment is declared effective with the SEC. If we extend the expiration date of the rights offering period in connection with any post-effective amendment, we will allow holders of rights a reasonable period of additional time to make new investment decisions on the basis of the new information set forth in the amended prospectus that will form a part of the post-effective amendment. In such event, we will issue a press release announcing the changes to the rights offering and the new rights offering expiration date. The terms and conditions of the rights offering cannot be modified or amended after the expiration date.
We also reserve the right to terminate the rights offering at any time prior to 5:00 p.m., Eastern Time, on the expiration date for any reason. In the event the rights offering is terminated, the subscription agent will return all subscription funds.
Conditions to and Cancellation of the Rights Offering
Your exercise of subscription rights is not subject to the satisfaction of any conditions. However, we reserve the right to amend, extend, cancel, terminate or otherwise modify the rights offering at any time before completion of the rights offering for any reason. In the event that we terminate the rights offering prior to 5:00 p.m., Eastern Time, on the expiration date, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be promptly returned, without interest or deduction. If we elect to extend the expiration date of the rights offering, terminate the rights offering prior to 5:00 p.m., Eastern Time, on the expiration date or amend or modify the terms of the rights offering, we will issue a press release announcing such extension, termination or amendment or modification. Please see “— Expiration of the Rights Offering and Amendments, Extension and Termination.”
Method of Exercising Subscription Rights
Except in the event we make a fundamental change to the terms and conditions of the rights offering, the exercise of subscription rights is irrevocable and may not be cancelled or modified. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents properly completed and executed and your full subscription price payment in cash prior to 5:00 p.m., Eastern Time, on [•], 2024, the expected expiration date of the rights offering. Rights holders may exercise their rights as follows:
Subscription by Record Holders
Rights holders who are record holders of our common shares may exercise their subscription rights by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with payment in full in cash, of the subscription price for each of the common shares for which they subscribe, to the subscription agent at the address set forth under the subsection entitled “— Delivery of Subscription Materials and Payment,” prior to 5:00 p.m., Eastern Time, on the expiration date.
Subscription by Beneficial Owners
Rights holders who are beneficial owners of our common shares and whose shares are registered in the name of a broker, custodian bank or other nominee, and rights holders who hold common share certificates and would prefer to have an institution conduct the transaction relating to the rights on their behalf, should instruct their broker, custodian bank or other nominee to exercise their rights and deliver all documents and payment on their behalf, prior to 5:00 p.m., Eastern Time, on the expiration date. A rights holder’s subscription rights will not be considered exercised unless the subscription agent receives from such rights holder, its broker, custodian, nominee or institution, as the case may be, all of the required documents and such holder’s full subscription price payment.

Subscription by DTC and CDS Participants
Banks, trust companies, securities dealers and brokers that hold our common shares as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise their subscription rights on the same basis as if the beneficial owners were record holders on the rights offering record date through DTC or CDS. Such holders may exercise these rights through DTC’s and CDS’s electronic book entry and settlement processes, following instructions given by their DTC or CDS participant. DTC or CDS, as applicable, must receive the subscription instructions and payment for the new shares by the rights expiration date.
Payment Method
Payments must be made in full in U.S. currency to the subscription agent by certified check, bank draft or money order payable to “Computershare Investor Services Inc.”
Rights certificates received after 5:00 p.m., Eastern Time, on [•], 2024, the expected expiration date of the rights offering, will not be honored, and we will return your payment to you promptly, without interest or deduction. The subscription agent will be deemed to receive payment upon receipt of payment in full, for both the basic subscription and oversubscription, if applicable, in the form of certified check, bank draft or money order.
You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your broker, custodian bank or other nominee, not us or the subscription agent.
The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period.
Unless a rights certificate provides that the common shares are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act, subject to any standards and procedures adopted by the subscription agent. Please see “— Medallion Guarantee May Be Required.”
Medallion Guarantee May Be Required
Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights.
Subscription Agent
The subscription agent for this rights offering is Computershare Investor Services Inc. We will pay all fees and expenses of the subscription agent related to the rights offering and have also agreed to indemnify the subscription agent from certain liabilities that they may incur in connection with the rights offering.
Delivery of Subscription Materials and Payment
If your shares are held in the name of a broker, custodian bank or other nominee, then you should send your subscription documents, rights certificate, such other documents requested by your nominee and payment of the subscription price to your broker, custodian bank or other nominee. If you are the record holder of your shares, then you should deliver your subscription rights certificate and payment of the subscription price in cash, as provided in this prospectus, to the subscription agent by hand delivery, overnight courier or first-class mail at the following address:
By Hand or Overnight Courier:
Computershare Investor Services Inc.
Attn: Corporate Actions
100 University Avenue, 8th Floor
Toronto, Ontario M5J 2Y1
Phone Number (domestic): 1-800-564-6253
By Mail:
Computershare Investor Services Inc.
Attn: Corporate Actions
P.O. Box 7021
31 Adelaide Street East
Toronto, Ontario M5C 3H2
Phone Number (domestic): 1-800-564-6253
Your delivery other than in the manner or to the address listed above will not constitute valid delivery.
You should direct any questions or requests for assistance concerning the method of subscribing for the common shares or for additional copies of this prospectus to the subscription agent, whose contact information is provided above.
Escrow Arrangements
The subscription agent will hold funds received in payment of the subscription price in a segregated account until the rights offering is completed or withdrawn and terminated.
If there is a fundamental change to the rights offering and if you decide to cancel your subscription rights, then the subscription agent will return your payment without charge of any interest, penalties or deductions. If you hold your shares through your broker, dealer, custodian bank or other nominee, then the cancellation of any subscription rights would have to be initiated by your broker, dealer, custodian bank or other nominee.
If the subscription agent returns payments to you through your broker, dealer, custodian bank or other nominee, then such broker, dealer, custodian bank or other nominee may charge you separate service or administration fees. We are not responsible for covering or reimbursing any such fees.
Notice to Beneficial Holders
If you are a broker, dealer, custodian bank or other nominee holder that holds our common shares for the account of others as of the record date, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold our common shares for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common shares on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.
Beneficial Owners
If you are a beneficial owner of our common shares or will receive subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common shares directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your broker, custodian bank or other nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form” or such other appropriate documents as are provided by your broker, custodian bank or other nominee. You should receive the “Beneficial Owner Election Form” or other appropriate documents from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form but you believe that you are entitled to participate in the rights offering. We are not responsible if you do not receive this form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.
Reasons for the Rights Offering
In authorizing the rights offering, our board of directors carefully evaluated our need for liquidity, financial flexibility and additional capital. A special committee of our board of directors considered several alternative capital raising methods, including through cost-sharing opportunities and loan programs with government agencies, private placements of equity and equity-linked securities, and other transactions. After considering these various capital raising methods, the board concluded that the rights offering was the appropriate alternative in the circumstances for a number of reasons, including that the rights offering (i) affords an opportunity to our shareholders to participate on a pro rata basis, (ii) is a capital raising method that the Company successfully utilized in December 2021, and (iii) provides a structure for the Company to raise sufficient capital for the intended use of proceeds on a timely basis. In accordance with the terms of the Investment Agreement between the Company and Synchron, the Company obtained a waiver approved by our board of directors (with the concurrence of a majority of Synchron’s designees on the board) to authorize the issuance of additional common shares pursuant to the rights offering.
We are conducting the rights offering to raise capital to progress the Company’s business strategy to support commercialization and fund activities to support the advancement of the Bear Lodge REE Project, which includes funding the operation of the Demonstration Plant for a period of time that is expected to be sufficient to provide the information to support a commercialization decision, acquiring real property, updating the mineral resource model and technical reports, and advancing permitting, environmental support, and basic engineering, as well as for other general corporate purposes.
Subscription Price
In determining the subscription price, our board of directors considered a number of factors, including the likelihood of obtaining (and the likely cost of) capital from other sources, the restrictions under the Investment Agreement on our ability to issue shares, the price at which our shareholders might be willing to participate in the rights offering, the likelihood of achieving a high level of shareholder participation in the offering, the historical and current trading prices of our common shares, the discount to market value represented by the subscription price in the Company’s December 2021 rights offering, our need for liquidity and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies.
The matters considered by our board of directors and a special committee thereof included discussions with Synchron, the majority shareholder of the Company, as to a subscription price at which Synchron might participate in the rights offering, although Synchron has not entered into any written or verbal agreement or other arrangement with the Company in respect of such participation. As noted above, the Investment Agreement places significant restrictions on the ability of the Company to issue shares of its capital stock. The Investment Agreement provides that absent a waiver approved by our board of directors with the concurrence of a majority of Synchron’s designees on the board, we may not authorize the issuance of additional shares of capital stock without the approval of the holders of a majority of our common shares then outstanding. In connection with the consideration of a rights offering by our board of directors, the concurrence with such waiver by the majority of Synchron’s designees on the board was conditioned upon the terms of the proposed rights offering being as set forth in this prospectus, including with respect to the subscription price. Without the concurrence with such waiver by the majority of Synchron’s designees on our board, the Company would have needed the approval of the holders of the majority of the common shares outstanding to approve the rights offering.
After consideration of all of these factors, the subscription price was established at a price of $0.12 per share. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing the Company. You should not consider the subscription price as an indication of the value of the Company or our common shares. You should not assume or expect that, after the rights offering, our common shares will trade at or above the subscription price. We also cannot assure you that the market price of our common shares will not decline during or after the rights offering. We urge you to obtain a current quote for our common shares before exercising your subscription rights.
Determination Regarding the Exercise of Your Subscription Rights
We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion. Our interpretations of the terms and conditions of the rights offering will be final and binding.
Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of our common shares to you could be deemed unlawful under applicable law.
No Revocation or Change
Except in the event we make a fundamental change to the terms and conditions of the rights offering, once you submit the form of subscription rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. Except in the event we make a fundamental change to the terms and conditions of the rights offering, all exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional common shares at the subscription price.
If we make any fundamental change to the terms of the rights offering after the date of effectiveness of this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included and offer you the opportunity to cancel your subscription. In such event, if you have subscribed to purchase shares in the rights offering and request a refund, we will issue subscription refunds to you and recirculate an amended prospectus after the post-effective amendment is declared effective with the SEC. If we extend the expiration date of the rights offering period in connection with any post-effective amendment, we will allow holders of rights a reasonable period of additional time to make new investment decisions on the basis of the new information set forth in the prospectus that will form a part of the post-effective amendment. In such an event, we will issue a press release announcing the changes to the rights offering and the new expiration date.

Non-Transferability of the Rights
The subscription rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else.
Rights of Subscribers
You will have no rights as a holder with respect to shares you subscribe for in the rights offering until certificates or electronic deposits representing the common shares are issued to you or your account at your broker, dealer, custodian bank or other nominee is credited with such shares. Except in the event we make a fundamental change to the terms and conditions of the rights offering, you will have no right to revoke your subscriptions after you deliver your completed subscription rights certificate, payment in cash, as provided in this prospectus, and any other required documents to the subscription agent.
Foreign Shareholders
The subscription agent will not mail this prospectus or rights certificates to you if you are a shareholder whose address is outside the United States or Canada or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 5:00 p.m., Eastern Time, at least five business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.
No Board Recommendations
An investment in our common shares must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” sections of this prospectus. Our board of directors is making no recommendation regarding whether you should exercise your subscription rights.
Participation of Directors, Officers and Significant Shareholder
All holders of our common shares as of the record date for the rights offering will receive, at no charge, the non-transferable subscription rights to purchase our common shares as described in this prospectus. To the extent that our directors and officers held our common shares as of the record date, they will receive the subscription rights and, while they are under no obligation to do so, will be entitled to participate in the rights offering. Synchron, the majority shareholder of the Company, has advised the Company that it intends to participate in the rights offering, but Synchron has not entered into any written or verbal agreement or other arrangement to do so, nor has Synchron indicated the circumstances under which it would participate in the rights offering. In the Company’s December 2021 rights offering, participation by Synchron and holders other than Synchron was approximately 62% and 38%, respectively. Depending on the extent to which Synchron and holders other than Synchron exercise their subscription rights in this rights offering, Synchron’s ownership percentage in our outstanding common shares could be anywhere between approximately 23% and approximately 81% upon completion of the rights offering. See “Risk Factors — Depending on the extent to which Synchron and holders other than Synchron exercise their subscription rights, Synchron may hold more than 55% of our outstanding common shares after the rights offering . . . .”
Common Shares Outstanding After this Rights Offering
Based on the 212,968,451 common shares outstanding as of December 31, 2023 and the 298,106,831 shares issuable pursuant to this rights offering, 511,075,282 common shares may be issued and outstanding following the rights offering, which represents an estimated increase in the number of our currently outstanding common shares of approximately 140%.
Fees and Expenses
Neither we nor the subscription agent will charge a brokerage commission or a fee to subscription rights holders for exercising their rights. However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.

Regulatory Limitation
We will not be required to issue to you our common shares pursuant to this rights offering if, in our opinion, we or you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control the shares and if, at the time this rights offering expires, we or you have not obtained this clearance or approval.
Questions About Exercising Subscription Rights
If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or any document mentioned herein, you should contact the subscription agent at the address and telephone number set forth above under “— Delivery of Subscription Materials and Payment.”

DILUTION
Purchasers of our common shares in the rights offering will experience dilution to the extent of the difference between the subscription price and our as-adjusted net tangible book value per share immediately after this rights offering. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of our outstanding common shares. As of September 30, 2023, our net tangible book value was approximately $9,268,000, or approximately $0.04 per share.
After giving effect to the sale by us in the rights offering of 298,106,831 common shares (which assumes that the rights offering is fully subscribed) at the subscription price of $0.12 per share, after deducting the estimated offering fees and expenses payable by us of $400,000, our as-adjusted net tangible book value as of September 30, 2023, would have been approximately $44,641,000, or approximately $0.09 per share. This represents an immediate increase in net tangible book value of approximately $0.04 per share to existing shareholders who do not participate in the rights offering and an immediate dilution of approximately $0.03 per share to investors purchasing our common shares in this rights offering. The following table illustrates this per share dilution (unaudited):
Subscription price		$0.12
Net tangible book value per share as of September 30, 2023	$0.04
Increase in net tangible book value attributable to this rights offering	0.05
As-adjusted net tangible book value per share after giving effect to the rights offering		0.09
Dilution in net tangible book value per share to existing shareholders who participate in the rights offering		$0.03
The information above is as of September 30, 2023 and excludes as of such date 4,800,000 outstanding stock options not otherwise exercised. To the extent that any of our outstanding stock options are exercised, or if we grant additional stock options or other awards under our stock option plan, or issue additional common shares stock in the future, there may be further dilution.

CAPITALIZATION
The following table sets forth our capitalization as of September 30, 2023 on:
•
an actual basis; and

•
a pro forma basis to give effect to the issuance and sale of 298,106,831 common shares in this rights offering, assuming that (i) the rights offering is fully subscribed and (ii) the net proceeds are initially held as cash and cash equivalents, pending their use as described in “Use of Proceeds.”

This table should be read in conjunction with our consolidated financial statements and the notes thereto which are incorporated by reference into this prospectus.
	As of September 30, 2023
($ in thousands)	Actual	Pro Forma
	(unaudited)	(unaudited)
Cash and cash equivalents	$6,593	$41,966
Debt	$0	$0
Shareholders’ equity	9,268	44,641
Total capitalization	$9,268	$44,641

PLAN OF DISTRIBUTION
We are distributing the subscription rights and rights certificates to individuals who own our common shares at the close of business on December 15, 2023. If you wish to exercise your subscription rights and purchase our common shares, you should complete the rights certificate and return it with payment for the shares to the subscription agent, Computershare Investor Services Inc., by hand delivery, overnight courier or first-class mail at the following address:
By Hand or Overnight Courier:
Computershare Investor Services Inc.
Attn: Corporate Actions
100 University Avenue, 8th Floor
Toronto, Ontario M5J 2Y1
Phone Number (domestic): 1-800-564-6253
By Mail:
Computershare Investor Services Inc.
Attn: Corporate Actions
P.O. Box 7021
31 Adelaide Street East
Toronto, Ontario M5C 3H2
Phone Number (domestic): 1-800-564-6253
In the event that the rights offering is not fully subscribed, holders of rights who exercise their basic subscription privileges in full will have the opportunity to subscribe for unsubscribed rights pursuant to the oversubscription privilege. Please see “The Rights Offering.”
We have not agreed to enter into any standby or other arrangement to purchase or sell any rights or any of our securities. We have not entered into any agreements regarding stabilization activities with respect to our securities.
We have agreed to pay the subscription agent its fees plus certain expenses, which we estimate will be approximately $22,500 in the aggregate. We estimate that our total expenses in connection with the rights offering will be approximately $400,000.
Other than as described herein, we do not know of any existing agreements between any shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common shares.

DESCRIPTION OF SECURITIES
Common Shares
The following is a description of our common shares and does not purport to be complete. For a complete description of the terms and provisions of our common shares, refer to the Company’s Articles, which are incorporated herein by reference to Exhibit 1.3 to the Company’s Form 20-FR filed with the U.S. Securities and Exchange Commission on November 17, 2009. This summary is qualified in its entirety by reference to these documents.
The Company’s Articles authorize the Company to issue an unlimited number of common shares, without par value. As of December 31, 2023, 212,968,451 common shares of the Company were issued and outstanding. The rights of the holders of common shares of the Company are governed by the Business Corporations Act (British Columbia) (the “BCA”), including all amendments thereto and all regulations and amendments thereto made pursuant to the BCA, the Company’s Certificate of Incorporation, as amended, and the Company’s Articles.
All common shares are of the same class and, once issued, rank equally as to dividends, voting powers, and participation in assets.
Dividend Rights
Holders of common shares are entitled to receive such dividends as may be declared from time to time by our board of directors, in its discretion, out of funds legally available therefor.
Voting Rights
Holders of common shares are entitled to one vote for each share held of record on all matters to be acted upon by the shareholders.
Election of Directors
In accordance with the BCA, directors are elected by a plurality of the votes cast by the holders of our common shares in a meeting at which a quorum is present. “Plurality” means that the individuals who receive the largest number of votes cast are elected as directors, up to the maximum number of directors to be chosen at the meeting.
Liquidation
Upon liquidation, dissolution or winding up of the Company, holders of common shares are entitled to receive pro rata the assets of the Company, if any, remaining after payments of all debts and liabilities.
Redemption
No shares have been issued subject to call or assessment. There are no pre-emptive or conversion rights and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds.
Other Provisions
Changes to Authorized Share Structure
Under Article 9 of the Company’s Articles, and subject to the BCA, the Company may alter its authorized share structure by ordinary resolution. These ordinary resolutions may:
•
create one or more classes or series of shares or, if none of the shares of a series of a class or series of shares are allotted or issued, eliminate that class or series of shares;

•
increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

•
subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

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if the Company is authorized to issue shares of a class or shares with par value:

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decrease the par value of those shares; or

•
if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

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alter the identifying name of any of its shares;

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otherwise alter its share or authorized share structure when required or permitted to do so by the BCA; or

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by resolution of the directors, subdivide or consolidate all or any of its unissued, or fully paid issued shares.

Subject to Article 9.2 of the Company’s Articles and the BCA, the Company may by ordinary resolution:
•
create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

•
vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

Subscription Rights
The following is a summary description of the subscription rights being distributed to our shareholders in this rights offering. For additional information, please see “Prospectus Summary” and “The Rights Offering.”
One and four-tenths (or 1.4) subscription rights per one common share.   The subscription rights are being distributed at no charge, one and four-tenths (or 1.4) subscription rights for each common share held on the record date. There are no subscription rights outstanding as of the date of this prospectus.
One new common share per one subscription right.   Each whole subscription right distributed in the rights offering entitles the holder thereof to purchase one common share at the exercise price of $0.12 per common share. There will be no changes to or adjustments in the exercise price.
Over-subscription privilege.   If a subscription rights holder timely and fully exercises the basic subscription right with respect to all the subscription rights held and other rights holders do not exercise their subscription rights in full, a rights holder may also subscribe for an unlimited additional whole number of common shares pursuant to the over-subscription privilege, subject to availability and allocation, provided that the aggregate number of common shares issued will not exceed 298,106,831.
No fractional shares.   We will not issue fractional common shares in the rights offering. To the extent that the number of subscription rights that are distributed to you on the record date is not a whole number, the common shares issuable upon exercise of the basic subscription or oversubscription privilege will be rounded down to the nearest whole share for purposes of determining the number of our common shares for which you may subscribe.
Transferability.   The subscription rights are not transferable.
No revocation of exercise.   Except in the event we make a fundamental change to the terms and conditions of the rights offering, all exercises of subscription rights are irrevocable.
Expiration.   The subscription rights will expire at 5:00 p.m., Eastern Time, on [•], 2024, subject to extension no later than [•], 2024 or earlier termination. Except in the event we make a fundamental change to the terms and conditions of the rights offering, subscription rights shall be irrevocable once they are exercised and shall continue to be irrevocable in the event the rights offering is extended.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following discussion sets forth certain material United States federal income tax consequences to U.S. Holders (as defined below) of the receipt, exercise, disposition and expiration of the subscription rights and the ownership and disposition of our common shares received upon exercise of the subscription rights. This discussion is not a complete analysis or listing of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to particular beneficial owners of our common shares in light of their personal circumstances or to persons that are subject to special tax rules. In particular, this description of the material U.S. federal income tax consequences does not address the tax treatment of special classes of beneficial owners of our common shares, such as:
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financial institutions;

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regulated investment companies;

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real estate investment trusts;

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tax exempt entities;

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insurance companies;

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persons that do not hold our common shares as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”);

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persons holding our common shares as part of an integrated or conversion transaction or a constructive sale or a straddle;

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persons that own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power or value of our outstanding common shares;

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U.S. expatriates;

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dealers or traders in securities; or

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U.S. Holders whose functional currency is not the U.S. dollar.

This summary does not address the alternative minimum tax, U.S. federal estate and gift tax consequences or tax consequences under any state, local or non-U.S. laws.
For purposes of this discussion, a person is a “U.S. Holder” if it is a beneficial owner of our common shares that is (1) an individual citizen or resident alien of the United States for U.S. federal income tax purposes; (2) a corporation, or other entity treated as a corporation for U.S federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
The tax treatment of a partnership, or other pass through entity or arrangement treated as a partnership for U.S. federal income tax purposes, and each partner (or other owner) thereof will generally depend upon the status and activities of the entity and such partner (or other owner). A holder of our common shares that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners (or other owners).
The following discussion is based upon the Code, U.S. judicial decisions, administrative pronouncements and existing and proposed Treasury Regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling or other guidance from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described herein.
This discussion is not intended to constitute a complete analysis with respect to any particular holder of all tax consequences relating to the receipt, exercise, disposition and expiration of the subscription rights and the ownership and disposition of our common shares with respect to that holder. The following discussion does not address the tax consequences of the rights offering or the related share issuance under estate, gift, foreign, state, or local tax laws. ACCORDINGLY, EACH HOLDER OF OUR COMMON SHARES SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCE TO SUCH HOLDER.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY U.S. HOLDER. EACH U.S. HOLDER IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT, EXERCISE, EXPIRATION, AND DISPOSITION OF SUBSCRIPTION RIGHTS RECEIVED IN THIS RIGHTS OFFERING IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.
U.S. Federal Income Tax Consequences of the Rights Offering
Receipt of Subscription Rights
Under Section 305 of the Code, a shareholder who receives a subscription right will, if such receipt is treated as a “disproportionate distribution” within the meaning of Section 305 of the Code, be treated as having received a taxable distribution in an amount equal to the value of such subscription right. In general, a shareholder who receives a subscription right will be treated as having received a “disproportionate distribution” (and thus a taxable distribution) if a shareholder’s proportionate interest in the earnings and profits or assets of the corporation is increased and any other shareholder receives a distribution (or a deemed distribution) of cash or other property. While the issue is not free from doubt, we believe that the receipt of subscription rights by a U.S. Holder should not be treated as a “disproportionate distribution” under Section 305(b) of the Code. However, due to the uncertainties in the application of Section 305 of the Code, there can be no assurance that such treatment will not be challenged by IRS or, if challenged, upheld. If the distribution of subscription rights were treated as a taxable distribution, the fair market value of the subscription right a U.S. Holder receives would be taxable to such U.S. Holder as a dividend. The U.S. Holder’s tax basis in such subscription right would equal the amount of the dividend and the U.S. Holder’s holding period for the subscription rights would commence on the date of distribution. For further disclosure on taxation of dividends, see “Part II, Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities — Certain U.S. Federal Income Tax Considerations — Distributions” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 as filed with the SEC on March 28, 2023. The balance of the discussion below assumes that the distribution of subscriptions rights will not be a taxable distribution.
Basis and Holding Period of Subscription Rights
A U.S. Holder’s tax basis in its subscription rights will depend on the relative fair market value of the subscription rights received by such holder and the common shares owned by such holder at the time the subscription rights are distributed. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common shares with respect to which the subscription rights are received or (ii) the U.S. Holder elects, in its United States federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common shares to the subscription rights, then the U.S. Holder’s tax basis in the common shares with respect to which the subscription rights are received will be allocated between the common shares and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. If the subscription rights received by a U.S. Holder have a fair market value that is less than 15% of the fair market value of the common shares owned by such holder at the time the subscription rights are distributed, the U.S. Holder’s tax basis in its subscription rights will be zero unless the U.S. Holder elects to allocate part of its adjusted tax basis in the common shares owned by such holder to the subscription rights in the manner described in the previous sentence. The fair market value of the subscription rights on the date that the subscription rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. A U.S. Holder’s holding period in the subscription rights will include the U.S. Holder’s holding period for the common shares with respect to which the subscription rights were distributed.
Exercise of Subscription Rights
The exercise of a subscription right by, or on behalf of, a U.S. Holder will not be a taxable transaction for U.S. federal income tax purposes. The basis of each of our common shares acquired upon exercise of the subscription right will equal the sum of the subscription price and the U.S. Holder’s tax basis (as determined above), if any, in the subscription right exercised. The holding period of our common shares received upon exercise of subscription rights shall begin on the day the subscription rights are exercised.
If, at the time of the receipt or exercise of the subscription right, the U.S. Holder no longer holds the common shares with respect to which the subscription right was distributed, then certain aspects of the tax treatment of the receipt and exercise of the subscription right are unclear, including (1) the allocation of the tax basis between the common shares previously sold and the subscription right received, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the common shares previously sold, and (3) the impact of such allocation on the tax basis of the common shares acquired upon exercise of the subscription right. U.S. Holders who exercise a subscription right received in the rights offering after disposing of our common shares with respect to which the subscription right is received, should consult their own tax advisor.
Sale or Expiration of Subscription Rights
For U.S. federal income tax purposes, gain or loss realized on a sale of subscription rights by a U.S. Holder will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the subscription rights is more than one year. For these purposes, the holding period for the subscription rights will include the holding period of the common shares with respect to which the subscription rights were distributed. The deductibility of capital losses is subject to limitations. The amount of the gain or loss will be equal to the difference between the U.S. Holder’s tax basis in the subscription rights disposed of (as determined above) and the amount realized on the disposition.
Gain or loss recognized by a U.S. Holder on a sale of subscription rights generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. Consequently, the U.S. Holder may not be able to use the foreign tax credit arising from any foreign tax imposed on the disposition of a subscription right unless such credit can be applied against tax due on other income treated as derived from foreign sources in the appropriate limitation category.
In the event the subscription rights expire without being sold or exercised, the subscription rights will be deemed to have a zero basis and, therefore, the U.S. Holder will not recognize any loss upon the expiration of the subscription rights, and the U.S. Holder should re-allocate any portion of the tax basis in the U.S. Holder’s common shares previously allocated to the subscription rights that have expired to their existing common shares.
U.S. Federal Income Tax Consequences of Owning and Disposing of our Common Shares Received in the Rights Offering
The U.S. federal income tax consequences of a U.S. Holder owning and disposing of our common shares that are received upon exercise of the subscription rights are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 as filed with the SEC on March 28, 2023 under “Part II, Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities — Certain U.S. Federal Income Tax Considerations.”

LEGAL MATTERS
The validity of the rights and common shares offered by this prospectus has been passed upon for us by Fasken Martineau DuMoulin LLP, Toronto, Ontario.
Certain matters regarding the material United States federal income tax consequences of the rights offering have been passed upon for us by Davis Graham & Stubbs LLP, Denver, Colorado.
EXPERTS
The consolidated financial statements as of December 31, 2022 and for the year then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of Haynie & Company, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements as of December 31, 2021 and for the year then ended incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, LLP (n/k/a BDO USA, P.C.), an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
We file and furnish annual, quarterly and current reports and other information, including proxy statements, with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. Our SEC filings are also available through the “Investor Information” section of our website at www.rareelementresources.com.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. We incorporate by reference into this prospectus the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):
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Annual Report on Form 10-K for the fiscal year ended December 31, 2022 as filed with the SEC on March 28, 2023;

•
the information in our Definitive Proxy Statement on Schedule 14A filed with the SEC on July 10, 2023;

•
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023 as filed with the SEC on May 10, 2023, August 9, 2023, and November 8, 2023, respectively;

•
Current Reports on Form 8-K filed with the SEC on June 9, 2023, August 24, 2023, and January 5, 2024; and

•
the description of our common shares set forth in our registration statement on Form 8-A filed on August 17, 2010, which incorporates by reference the description of our common shares set forth in our registration statement on Form 20-F filed on November 17, 2009, and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this prospectus and prior to the termination of the offering.

Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 or corresponding information furnished under Item 9.01 or included as an exhibit of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.
We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to:
Rare Element Resources Ltd.
Attention: Corporate Secretary
P.O. Box 271049
Littleton, Colorado 80127
Except as provided above, no other information, including information on our website, is incorporated by reference in this prospectus.

Subscription Rights to Purchase an Aggregate of up to 298,106,831 Common Shares of Rare Element Resources Ltd.
Up to 298,106,831 Common Shares of Rare Element Resources Ltd.
Issuable Upon the Exercise of Subscription Rights

PROSPECTUS
           , 2024

PART II
INFORMATION REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table sets forth the various fees and expenses expected to be incurred in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates.
SEC registration fee	$5,280
FINRA filing fee	200
Legal fees and expenses	300,000
Accountants fees and expenses	45,000
Subscription agent fees and expenses	22,500
State securities filing fees	5,000
Printing and mailing fees and expenses	15,000
Miscellaneous fees and expenses	7,000
Total	$399,980
Item 14.   Indemnification of Directors and Officers.
Subject to the limitations on indemnification described below, under the Business Corporations Act (British Columbia) (the “BCA”), the Company may (i) indemnify an eligible party (being a person who is or was a director or officer of the Company or of another corporation at a time when the corporation is or was an affiliate of the Company or who acted in such capacity at the request of the Company, or who is or was, or holds or held at the request of the Company a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity, including the heirs and personal or other legal representatives of the person) against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding to which the eligible party is or may be liable, and/or (ii) after the final disposition of an eligible proceeding, pay the costs, charges and expenses actually and reasonably incurred by the eligible party in respect of that proceeding. An eligible proceeding is any legal proceeding or investigative action in which an eligible party is or may be joined as a party or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation.
In addition but subject to the limitations described below, under the BCA the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party if the eligible party (i) has not been reimbursed for those expenses, and (ii) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.
Under the BCA, the Company may, subject to the limitations described below, pay in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided that the Company first receives from the eligible party a written undertaking that the eligible party will repay the amounts advanced if it is ultimately determined that the payment of expenses is prohibited by the BCA.
Under the BCA, the Company is not permitted to indemnify an eligible party or pay the expenses of an eligible party in any of the following circumstances:
(a)
if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement was made, the Company was prohibited from giving the indemnity or paying the expenses by its Articles;

(b)
if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Company is prohibited from giving the indemnity or paying the expenses by its Articles;

(c)
if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Company or the associated corporation, as the case may be; or

(d)
in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

The BCA provides that if an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, the Company must not indemnify or pay the expenses of the eligible party in respect of the proceeding.
Notwithstanding the above, on the application of the Company or an eligible party, a court of competent jurisdiction may do one or more of the following:
(a)
order the Company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b)
order the Company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)
order the enforcement of, or any payment under, an agreement of indemnification entered into by the Company;

(d)
order the Company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining such an order; and

(e)
make any other order the court considers appropriate.

Our Articles provide that subject to the BCA, the Company must indemnify a director, former director, alternate director, officer or former officer of the Company or of any affiliate of the Company and his or her heirs and legal personal representatives against all judgments, penalties or fines, or amounts paid in settlement of an eligible proceeding, to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. The Articles also authorize the board of directors to indemnify any other person, subject to any restrictions in the BCA.
We maintain a directors’ and officers’ liability insurance policy which insures directors and officers for losses as a result of claims based upon the acts or omissions of our directors and officers, including liabilities arising under the Securities Act, and also reimburses us for payments made pursuant to the indemnity provisions under the BCA. In addition, we have entered into written indemnity agreements with each of our directors and officers to generally indemnify and advance expenses to those individuals to the fullest extent permitted by the BCA.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15.   Recent Sales of Unregistered Securities.
None.

Item 16.   Exhibits and Financial Statement Schedules.
Exhibit Number	Description
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 1.1 to the Company’s Form 20-F as filed with the SEC on November 17, 2009)
3.2	Certificate of Name Change (incorporated by reference to Exhibit 1.2 to the Company’s Form 20-F as filed with the SEC on November 17, 2009)
3.3	Articles (incorporated by reference to Exhibit 1.3 to the Company’s Form 20-F as filed with the SEC on November 17, 2009)
4.1	Form of Subscription Rights Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Form S-1 as filed with the SEC on December 5, 2023)
5.1+	Opinion of Fasken Martineau DuMoulin LLP
5.2+	Opinion of Davis Graham & Stubbs LLP
10.1	Asset Purchase Agreement, dated as of October 20, 2016, by and between Rare Element Resources, Inc. and Whitehall Creek, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on October 26, 2016)
10.1.1	First Amendment to Asset Purchase Agreement, dated as of October 25, 2021, by and between Rare Element Resources, Inc. and Whitehall Creek, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on October 27, 2021)
10.2	Investment Agreement, dated October 2, 2017, by and between the Company and Synchron (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 13, 2017)
10.3	Intellectual Property Rights Agreement, dated October 2, 2017, by and between the Company and Synchron (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 13, 2017)
10.4	Cost Share Funding Assumption Agreement entered into on November 30, 2021 by and between General Atomics and Rare Element Resources, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on December 2, 2021)
10.5	Funding Agreement, dated as of June 6, 2023, by and between Rare Element Resources, Inc. and the Wyoming Energy Authority (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2023)
10.6*	10% Rolling Stock Option Plan of the Company, as Amended and Restated on April 7, 2020 (Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 11, 2020)
10.7*	Rare Element Resources Ltd. 2022 Equity Incentive Plan (Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2022)
10.8*	Employment Agreement, dated as of October 17, 2022 and effective as of November 1, 2022, by and between Rare Element Resources, Inc. and Brent Berg (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on October 19, 2022)
10.9*	Employment Agreement, effective January 1, 2018, by and between Rare Element Resources, Inc. and Randall J. Scott (incorporated by referenced to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on February 26, 2018)
10.9.1*	First Amendment to Employment Agreement, effective as of June 27, 2022, by and between Rare Element Resources, Inc. and Randall J. Scott (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on June 29, 2022)
10.10*	Form of Consulting Agreement by and between Rare Element Resources, Inc. and Randall J. Scott (incorporated by reference to Exhibit A to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on June 29, 2022)

Exhibit Number	Description
10.11*	Employment Agreement, dated as of March 28, 2022, by and between Rare Element Resources, Inc. and Wayne Rich (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on March 31, 2022)
10.12*	Professional Consulting Agreement, dated as of February 17, 2021, by and between Rare Element Resources, Inc. and Kelli Kast as amended effective January 1, 2022 and January 1, 2023 (incorporated by reference to Exhibit 10.11 to the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2023)
10.12.1*	Letter Agreement Amendment, dated as of February 3, 2023, to Professional Consulting Agreement, dated as of February 17, 2021, by and between Rare Element Resources, Inc. and Kelli Kast (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2023)
10.13*	Form of Indemnity Agreement (Directors and Officers) (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 7, 2021)
16.1	Letter from BDO USA, LLP, dated as of August 4, 2022 (incorporated by reference to Exhibit 16.1 to the Company’s Form 8-K filed with the SEC on August 4, 2022)
21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Form S-1 as filed with the SEC on December 5, 2023)
23.1+	Consent of Independent Registered Public Accounting Firm (Haynie & Company; Salt Lake City, UT, PCAOB ID#457)
23.2+	Consent of Independent Registered Public Accounting Firm (BDO USA, P.C.; Spokane, WA; PCAOB ID #243)
23.3+	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1)
23.4+	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.2)
24.1	Power of Attorney (incorporated by reference to Power of Attorney included in the signature page to the Company’s Form S-1 as filed with the SEC on December 5, 2023)
99.1	Form of Letter to Shareholders Who Are Record Holders (incorporated by reference to Exhibit 99.1 to the Company’s Form S-1 as filed with the SEC on December 5, 2023)
99.2	Form of Letter to Shareholders Who Are Beneficial Holders (incorporated by reference to Exhibit 99.2 to the Company’s Form S-1 as filed with the SEC on December 5, 2023)
99.3	Form of Letter to Clients of Shareholders Who Are Beneficial Holders (incorporated by reference to Exhibit 99.3 to the Company’s Form S-1 as filed with the SEC on December 5, 2023)
99.4	Form of Beneficial Owner Election Form (incorporated by reference to Exhibit 99.4 to the Company’s Form S-1 as filed with the SEC on December 5, 2023)
107+	Filing Fee Table

+
Filed herewith.

*
Indicates a management contract or compensatory plan, contract or arrangement.

Item 17.   Undertakings.
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)
That, for the purpose of determining any liability under the Securities Act of 1933:

(1)
The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)
Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Casper, State of Wyoming on January 10, 2024.
RARE ELEMENT RESOURCES LTD.
By:
/s/ Brent D. Berg

Name:  Brent D. Berg
Title:   President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Brent D. Berg Brent D. Berg	President, Chief Executive Officer and Director (Principal Executive Officer)	January 10, 2024
/s/ Wayne E. Rich Wayne E. Rich	Chief Financial Officer (Principal Financial and Accounting Officer)	January 10, 2024
/s/ Gerald W. Grandey* Gerald W. Grandey	Chairman of the Board of Directors	January 10, 2024
/s/ Barton S. Brundage* Barton S. Brundage	Director	January 10, 2024
/s/ Nicole J. Champine* Nicole J. Champine	Director	January 10, 2024
/s/ Paul J. Hickey* Paul J. Hickey	Director	January 10, 2024
/s/ Kelli C. Kast* Kelli C. Kast	Director	January 10, 2024
/s/ David I. Roberts* David I. Roberts	Director	January 10, 2024
* /s/ Brent D. Berg Brent D. Berg	Attorney-in-Fact	January 10, 2024